Exhibit 10.21(i)
Unprotected Lease Contract
Drawn Up and Signed on 3 July 2003
Between
Af-Sar Ltd.
Of Rehov hachresh 4, yehud
(Hereinafter: “The Leaser”)
On the one hand;
And Between
TopSpin Medical (Israel) Ltd (Reg No. 51=283606-5)
Of Rehov Lev Pesach 1, Lod
(Following delivery of keys the address will be that of the Leaser’s)
(Hereinafter: “The Lessee”)
On the other hand;

Whereas	the Leaser is the owner of the property rights on the land (as defined below) according to the Agreement for Development and Lease Agreement from the Israel Land Administration (hereinafter: “The ILA”);

and whereas	the Leaser erected on the land a project that includes/ will include the building (as defined below);

and whereas	the Lessee is interested in leasing from the leaser an area of the building by unprotected lease and subject to and according to all the instructions of this agreement;

and whereas	the Leaser agrees to lease area to the Lessee as mentioned, and with all being subject to and according to all the instructions of this agreement;

and whereas	the parties wish to define, arrange and put in writing the rights and liabilities concerning the leased premises and the unprotected Lease Agreement, with all being detailed in the contract above and below;
It is therefore declared stipulated and agreed amongst the parties as follows:
1.	Introduction
The above introduction is an integral part of the contract.
2.	Interpretation
2.1	The following expressions will have the determined interpretations as appear bedside them, unless specifically determined otherwise in the contract:

“Land”	—	The registered plot in the Land registry bureau as parts of lot 3978 parts of parcels 3-7, 19-22, and all the nearby surrounding areas.

“Urban Construction Plan” “UCP”	—	Plan No. LD/21/a with all its codes and appendixes, and including any amendments there may be from time to time.

“The Park”	—	The “Global Park” business village for offices, hi-tech and commerce.

“The Plot”	—	The part of land on which the building is located as per the boundaries specified in the specifications subject to modifications to measurements and unification and/or partition of the sections.

“The Building”	—	The structure being constructed/ located in the park and defined in the appendix and marked in red in Appendix B with all its public areas.

“The Appendix”	—	The attached addition to the contact as Appendix A.

“The Leased Premises”	—	An area of a building including a non specific part of the public areas, with all its fixtures marked in green in Appendix C and specified in the addition.

“Public Areas”	—	Area of the building that are not designated for leasing, including passageways, roofs, entrances and exits, service areas and rooms, elevators, stairwells, shafts, pillars etc.
2.2	It has been agreed between the parties that any amendment to the contract will be done by the parties taking into consideration the description of the leased premises, the period of lease, the lease fees and manner they are paid, or any other matter maybe made and will be valid only if it is drawn up in writing and signed by the parties to this contract.

2.3	The section titles in the contract are not an integral part of the contract and are not to be considered for interpretation.

2.4	The Contract’s Appendixes are an integral part of the contract.

2.5	All that is mentioned in the contract exclusively exhausts all that is agreed between the parties and no negotiation is to be taken into account prior top it being signed or exited at the same time it was signed and in all its declaration, presentations, undertakings or agreements that existed or were conditions for the signing of the contract, and all these are herein null and void.

Verbal declarations and notifications made by the Leaser’s directors, officers and employees are not binding to the Leaser, and the Leaser will be bound only to the document legally signed by its authorized signers.

2.6	If the Lessee has included a number of units they will be bound jointly and separately to all liabilities according to the contract and according to all the documents and messages signed by him that were drawn up under his instructions.
3.	The Delivery

(Delete the unnecessary)
3.1	The lessee declares that at the time of the signing of the contract (hereinafter: “The Delivery Date”), the leased premises is placed at his disposal in perfect condition, with all its systems in good working order and he confirms its receipt for the purpose of leaseing according to the contract to his full satisfaction and wishes and all is subject to the protocol of delivery mentioned in section 3.5.

3.2	The Delivery

(Delete the unnecessary)

The leased premises will be placed at the disposal of the Lessee on the date stipulated in Appendix A as the beginning of the period of lease (hereinafter: “The Date of Delivery”), with all its systems being in working order.

In order to remove any doubt it has been declared and agreed that if the Lessee is not present on the date of delivery in order to have the leased premises placed at his disposal, this will not affect any of the Lessees liabilities towards the leased premises according to the contract.

3.3	Construction and Delivery

(Delete the unnecessary)
3.3.1	The Leaser undertakes to construct the building to include the leased premises according to the construction specifications and deliver it to the

Lessee according to the instruction of the Contract by no later than the date fixed in Appendix A.
3.3.2	Despite what is mentioned in the above section 3.3.1, the leased premises will be considered fit for delivery and the Lessee will be obliged to receive possession of the leased premises on the date required by the Leaser even if the building or the Lessee are not in a fully prepared if the leased premises is in a usable condition. It has been declared and agreed that the leased premises will be considered usable for the purpose of delivery even if one of the following works is not yet complete:
3.3.2.1	Land development works surrounding the building.

3.3.2.2	The installation and/or works specified in Appendix A.

3.3.2.3	Finishing works to the building and/or the leased premises only if they do not fundamentally disrupt the reasonable use of the leased premises.
The above mentioned delivery date will be automatically delayed in case of force majeure including but not solely, a state of war, recruitment of reserves, including, but without derogating from the mentioned generalities a lack of laborers due to the Intifada or due to curfew or due to and sanctions that may the laborers arrival difficult, weather conditions or other natural phenomena, orders, regulation or laws that mat delay the construction or lengthen its duration of execution, a freezing of the construction due to governmental orders, strikes or sanctions, or any other cause that is not under the Leasers control, in such a case the date of delivery will be delayed, for the period of the hindrance with an additional thirty (30 days for organization.

3.3.3	“The Delivery date” means – the date on which the leaser is prepared to deliver the leased premises according to the above instructions and according to the following notice even if the preparedness is reserved, if by notification or afterwards, in that the Lessee will fulfill as a precondition of delivery that he is liable to fulfill them by the same date, and this whether if the delivery has been executed or not.

A written Notification from the Leaser to the Lessee, in which the Leaser is prepared to lease the above mentioned leased premises, will be considered an integral part of the contract and the mentioned date for delivery in the notification will be considered for the purpose of the contract as the date of commencement of the period of lease.
3.4	The leased premises will be delivered to the Lessee on the date determined in Appendix A (hereinafter: “The Delivery date”) and the period of lease will commence from that same day whether the Lessee was present to gain receipt of the leased premises or not.

3.5	At the time of delivery written minutes between the Leaser and the Lessee will be recorded and signed by the parties in which will be specified and defects and faults, if any are found (hereinafter: “The Delivery Minutes”). The Lessee is prevented from claiming any claim against the Leaser for any defect and/or fault and/or inconsistency that was not mentioned in the delivery minutes.
4.	The Lease and the Lease Period
4.1	The Leaser herein leases to the Lessee and the Lessee herein leases from the Leaser the leased premises for a period as specified in Appendix A (hereinafter: “The Period of Lease”) commencing from the date of delivery. The Lessee will have an option to extend the period of lease if there is a provision for this in Appendix A.

4.2	The Lessee will not be entitled to terminate the period of lease prior to the end of the period of lease. Any cessation of use of the leased premises and/or vacating of the leased premises by the Lessee prior to the end of the period of lease will not release the Lessee from his liabilities according to this contract, including, but without prejudicing the generality of the above mentioned – Lessee’s liability to pay the Leaser due lease.
4.3	The lease according to the contract is a Net Lease and the Lessee is liable for payment of payment pertaining to the leased premised, whether applicable on the owners or applicable on the holders, whether they are imposed at the date the signing of the contract or whether imposed at a future date.

4.4	The instructions of this section represent a fundamental condition to this contract and a breach of which represents a fundamental breach of the contract.
5.	Knowledge of the Leased Premises

(Constructed leased premises)

The Lessee declares that he has visited the building and the leased premises, has seen them and inspected them and their surroundings, knows and is aware of all the plans and items relating to them, of which may affect his entering into an contractual agreement herein and considers everything to be appropriate in all aspects for his purposes and subject to delivery of the leased premised for his holding and according to the instructions of the contract and that he waives all claims of discrepancy or any other claim relating to the building, the leased premises, the possibilities for the use of them and the contractual agreement of this contact.

In order to remove any doubt the Lessee hereby declares that he is to receive the leased premises as is, with no repairs and/or modifications whatsoever ant that he confirms and undertakes that the leased premises in their present condition are indeed suitable for him in all aspects and that he will not have any demands from the Leaser for any repairs and/or modifications, with the exception of anything agreed upon between the parties for the execution of repairs and/or modifications and/or adjustments of which were specified in the following Appendix A.

(Leased premises under construction)

The Lessee declares that he has visited the building and the leased premises, has seen them and inspected them and their surroundings, he has studied the leased premised plans and items relating to the leased premised, to the building and its surroundings of which may affect his entering into an contractual agreement herein and considers everything to be appropriate in all aspects for his purposes and subject to delivery of the leased premised for his holding and according to the instructions of the contract and that he waives all claims of discrepancy or any other claim relating to the building, the leased premises, the possibilities for the use of them and the contractual agreement of this contact.
6.	The Purpose of the Lease

The Lessee undertakes not to use the leased premises for any purpose whatsoever in any way whatsoever except for the purpose of the lease as specified in Appendix A. The instructions of this section represent a fundamental condition to this contract and a breach of them will represent a fundamental breach of the contract.

7.	The Lease Fees
7.1	The Lessee undertakes to pay the Lease Fees to the amount, and on the dates in the following manner:
7.1.1	The basic lease fees during the period of lease are index linked, as defined below, and will be paid by the Lessee in advance to the Leaser on the date specified in Appendix A

7.1.2	The payment of the basic lease fees are index linked according to the following instructions:

“The Index”	—	The index known as the Consumer Price Index (including fruit and vegetables) that is published by the Central Bureau for Statistics, and any index of that nature even if published by any institute or official entity at a later stage and any official index That may replace it.

“The Fundamental Index”	—	As specified in Appendix A

“The New Index”	—	As interpreted for payment of all lease/ maintenance / service fees – The latest index published prior to the set date for the payment of the same payment or the date of actual payment payable according to the higher amount.
If on the actual date of payment for any of the basic lease payments the new index is higher than the fundamental index, the payment will be increased proportionally to the rate of increase of the new index as compared to the fundamental index. If on the actual date of payment for any of the basic lease payments the new index is equal to or less than the fundamental index the rate of payment will remained unchanged
7.2	In order to ease the collection of lease fees and the index differentials payable on them and all payment made to the Leaser by the Lessee, The Lessee undertakes to deliver to the Leaser on the date set by the Leaser, Any in any case not later than 7 days from the date of the signing of the contract or 7 days prior to delivery, whichever is earlier, authorization to direct debit his account according to the attached wording in Appendix F. It is declared herein, for the removal of any doubt, that the receipt of authorization and the use of it by the Leaser will not be considered as payment unless full payment is made and on the dates for all of the payments.

7.3	If the full payment of two consecutive and sequential payments of the lease fee and/or any other payment made to the Leaser from the Lessee for the said payments, even within 7 from the delivery of written notification concerning this by the Leaser to the Lessee, all remaining payments to be paid by the Lessee to the Leaser will become immediately payable in full for the amount of lease fee for the remaining period of the lease yet unpaid up till that date within two working days from the Leasers first demand, and this without derogating from leaser’s right to consider any non payment in time as a breach of the contract and the derived rights therein. It is thereby declared in order to remove any doubt, that the collection of lease fees in this instance will not be considered as a waiver or consent by the Leaser for the Lessee’s breach of contract.

7.4	Despite the above mentioned, the Lease fees will be increased at the beginning of each year beginning from the second year of the period of lease by the amount set in Appendix A and regarding the increased lease fees, the above section 7.1 will be applicable with all the necessary modifications.

7.5	In order to remove any doubt, all payment of lease fees and all other payment due to the Leaser from the Lessee are the Lessee’s absolute responsibility from the beginning of the period of lease until the vacating of the leased premises or the end of the period of lease — whichever is the latter – and a lack of the submittal of a statement for the lease fees on the part of the Leaser is does not in any way derogate from the or affect the Lessee’s liabilities.

7.6	The Leaser will credit any amount received from the Lessee with absolute discretion on his part on account of those same amounts that the Lessee owes the Leaser at that same time.

7.7	The instructions of this section represent a fundamental condition to this contract and a breach of them or any part of them will represent a fundamental breach of the contract.

8.	Taxes, Fees and Other Payments
8.1	In addition to the rent and without derogating from the generality of the aforesaid in section 4.3, the tenant undertakes to pay the following payments during the rent period (hereinafter “the tenant’s payments”):
8.1.1	All the taxes, the fees, the municipal taxes, the levies, other mandatory payments and expenses (hereinafter cited under the general name “the taxes”) whether governmental or municipal that are paid and/or that shall be paid in future whether they currently exist or whether they shall be imposed in future on account of the rented property (including on account of the public areas in the building that are loaded onto the rented property) and on the business being conducted there, whether these taxes lawfully apply to an owner, a tenant or a holder, or whether they apply to the owner.

The taxes that apply to a tenant or a holder shall be paid by the tenant directly to the competent authorities while the taxes that apply to owners shall be paid by the tenant to the lessor on the occasion of presenting a document in demand of payment of said taxes to the competent authority.

8.1.2	The fees and payments on account of the water gauge or the electricity gauge, as well as payments on account of the provision of electricity, as specified in Appendix “G” hereof.

8.1.3	Value Added Tax on the rental fee and on any other payment paid by the tenant pursuant hereto and on account of which it is necessary to pay lawful VAT, which shall be paid together with every payment on account of which such is paid.

8.1.4	Stamping expenses that apply hereto, the documents and messages pursuant and on account thereof, to the extent that such shall apply as aforesaid.

8.1.5	All the fees and payments associated with the consumption of water and electricity in the rented property, and which apply to the use of the lessor’s telephone line, should such be installed and/or should such exist in the rented property during the rent period.

8.1.6	Any expense that shall be incurred as a result of unreasonable and/or extraordinary use of the rented property and the environment thereof — but without derogating from the generality of the aforesaid — betterment tax and expenses on account of the disposal of waste caused by the tenant, repair of the sewage system, etc.

8.1.7	Insurance expenses which the lessor shall insure the rented property (on account of the rented property by itself or as a part of the insurance of the entire building) against those risks which the lessor shall deem appropriate, and at an insurance amount and other terms which shall be determined by the lessor from time to time.

Should any of the aforesaid payments stem from charges applying to the building in its entirety, the tenant shall pay a relative share of the payments applying to the building pursuant to the ratio between the gross rented area and the gross area of the building.

8.1.8	Payment of the municipal and governmental taxes that apply to the public areas in the park, including areas of public parking lots, passages, gardens, etc. insofar as such shall apply, and other charges pursuant to any law and/or to the extent that such shall be specified in Appendix “A”.

8.1.9	The lessor shall bear payment of property tax, to the extent that such shall apply.
8.2	Should the tenant fail to pay off any of the tenant’s payments immediately upon demand by the competent authority or by the lessor, then without prejudice to this obligation on his part, the lessor shall be entitled, after providing advance notice to the tenant of two business days, to pay off such accounts at the expense of the tenant and the tenant shall be obliged to refund to the lessor the full amount of the funds that were paid by her to cover any of the tenant’s payments as aforesaid within 7 days of the lessor’s original demand.
8.3	The provisions of this section constitute a fundamental provision of the contract and the breach of any part of them shall constitute a fundamental breach of the contract.
9.	Non-Applicability of Landlord and Tenant Law

The tenant states and agrees that construction of the rented property was completed after August 20, 1968, and the provisions of the Tenants’ Protection Law (Consolidated Version), 5732–1972 (hereinafter: “The Tenant’s Protection Law”) or of any other law which shall supplant it shall not apply to the rented property or the lease thereof. In addition, the tenant states that apart from the rental fee cited in Appendix “A” and his obligations to pay the rental payments as aforesaid in section 8 above and the other payments as specified in section 10 below, he has not paid and is not paying to the lessor any amount whatsoever for the rent and use of the rented property whether as key money, or in any other manner, and that he shall not be entitled to key money or to any other payment upon vacating the rented property.

The tenant states that to the extent that he shall make any investment in the rented property and/or the building, including the equipment and facilities, such shall be made for his own purposes exclusively and he shall be prevented from claiming that such investments constitute in any manner key money or alternative to such or any payment or consideration which could impart to him any right whatsoever in the rented property, including the right to protected tenancy. In addition, the tenant shall be prevented from demanding from the lessor any refund and/or full or partial participation on account of said investments and section 12 hereof shall apply to such.
10.	Management of the Building

The lessor shall be entitled to establish or to appoint from time to time an entity or corporation that shall deal with the management of the building and the maintenance thereof. As long as the corporation has not been appointed or established or as long as it has not begun to be occupied in the management of the building and the maintenance thereof or should such appointment have terminated as aforesiad, the lessor shall serve as the management company for the purposes hereof. (and the lessor or the corporation that shall be appointed thereby, as relevant, shall be termed hereafter: “the management company”).

The management company shall determine from time to time the arrangements and the procedures related to the management and maintenance of the building and shall be entitled to determine a code of rules which shall apply to all the tenants and users of the building, or with respect to a type of businesses therein, and shall track the execution thereof. The tenant hereby undertakes to adhere to the code of rules and the procedures of the management company, as these shall be from time to time, and provided that they shall not derogate materially from the tenant’s rights pursuant to this section.
10.1	The management company shall operate the services as specified below for the building, as well as other services pursuant to the discretion thereof (hereinafter: “the services”) whether by itself or by means of sub-contractors, at an appropriate frequency and level as customary in buildings of the type of the building, pursuant to the discretion of the management company.
10.1.1	Management, operation, repair, conservation and cultivation, maintenance, renewal, whitewashing, painting, cleaning, inspecting, lighting and insurance, and all this in the public areas as well as in equipment, systems, facilities and various parts of the public areas for the use and well-being of the tenants and/or visitors in the building, equipment, fixtures, areas and items that serve and/or are used in the building and/or by the building’s tenants and/or users, or a part thereof, and which are not under the ownership and/or responsibility of any tenant whatsoever, including but without excluding: the lighting, public air-conditioning systems, sewage systems, draining systems, trash and waste disposal systems, elevators, etc.

10.1.2	Gardening and cultivation of gardens and vegetation in the public areas, to whatever extent, pursuant to the construction plans, including other areas adjacent to the building.

10.1.3	Maintenance, inspection, repairs and insulation of roofs and basements in the building, insofar as such constitute public areas.

10.1.4	Upkeep and maintenance of the public parking lots.

10.1.5	Installation, maintenance, inspection and repair of orientation and information signage in the public areas.

10.1.6	Execution of insurances as specified in section 16 below.

10.1.7	Electricity supply to the rented property and to the public areas. The tenant undertakes to fulfill all the provisions of Appendix “G” hereof.

10.1.8	All the expenses and payments connected with managing the building.

10.1.9	Collection of payments for the purpose of building management, which the tenant owes or shall owe pursuant hereto, on behalf of the lessor.

10.1.10	Publication of a Code of Rules, procedures, current instructions and any change, update, addition or repair in them in everything related to the use of the building and supervision of maintenance and implementation. In the frame of the provisions hereof in this section, the management company shall determine, from time to time, procedures and instructions for the ensuring of ongoing proper and orderly management and operation of the building and the park.
10.1.11	Engagement in contracts and agreements with external entities for the purpose of carrying out the services, supervision, collection and enforcement of the external entities.

10.2	The management company shall have access to the rented property, for the purpose of carrying out any work or maintenance within the rented property which shall be required for the purpose of providing the services or any thereof for the rented property and/or other rented properties and/or the building, and on condition that the work is carried out, insofar as possible, in coordination with the tenant and in such manner as to avoid causing to the tenant material disturbance to the management of this business in the rented property beyond what is necessary and that at the end of the work the condition shall be restored to what it was before, to the extent possible.

10.3	The management company shall employ workers, sub-contractors, suppliers, advisors, accountants, lawyers, etc., as it shall deem appropriate for the purpose of carrying out its function pursuant to this agreement. The expenses of the management company for all these and its general expenses shall be included in the management fees as stated in section 10.4 below.

10.4	The tenant shall participate in all the expenses of the management company in carrying out the services as defined in section 10.1 (hereinafter: “the management expenses”) on the basis of their cost, including relevant financing costs and in addition to consideration to the management company at a rate of 15% of the management expenses (cost +15%) and with the addition of lawful VAT. It is clarified that to the extent that in this contract use is made of the term “management fees” — the intention is both to the management expenses and to the consideration for the management company as aforesaid.

In order to remove doubt, the management company shall be entitled to transfer the consideration for the management company to its parent company or to whomever the parent company indicates.

10.5	The tenant’s share in the management fee shall be determined pursuant to the index and criteria which shall be prepared by the management company, and subject to the provisions below.

10.5.1	The management company shall determine the basis for division of the expenses between the tenants of the building, pursuant to one or more of the following elements:
a.	The ration between the area of the rented premises and the area of the building.

b.	Type, character, quantity and cost of the services given to certain rented premises or to specific rented premises or to a certain type of rented premises which by their nature consume more services than other premises in the building, whether individually or for type of business, or in accordance with the type of clients or their numbers.

c.	Additional or other data that are relevant and concern the matter, pursuant to the exclusive discretion of the management company.
10.5.2	The management company has exclusive discretion in determining and changing the ration of the division of expenses between the tenants, which is determined thereby from time to time, to the extent such shall be required pursuant to the data that shall be available thereto, and to oblige one tenant or another on account of any special expense which in the opinion of the management company is connected with the business of that tenant.

10.5.3	In order to remove doubt, the management company shall be entitled, but not obliged, from time to time, pursuant to its sole discretion and insofar as possible, to designate part of the expenses to certain types of rented premises (hereinafter: “the classification”) and to impose them on the tenants of that type of premises only.

Upon classification of a certain expense or certain expenses for a specific premises or part of the premises as aforesaid, said expense shall be divided between the rented premises to which the expense was classified, between themselves, pursuant to the provisions of section 10.5 including sub-sections.

The tenant states and confirms that he has no and shall not have any demands, arguments or claims with respect to the classification of the expenses as aforesaid towards the managing company and/or the lessor, and that he shall not have any demand to reduce his share of the management fee.
10.6	Calculation of the relative share of the tenant in the management fees shall be carried out as follows: from the total expenses the expenses devoted to a specific premises or to part of the premises (should such be reduced as aforesaid), and the remainder of the amount shall be divided between the balance of the residents in the building, including the tenants, in accordance with the ratio that shall be determined pursuant to the aforesaid in section 10.5 above.

10.7	The tenant undertakes to pay to the management company his estimated share in the expenses and in the management consideration, pursuant to accounts that shall be submitted to him by the management company on the dates of payment of the rental fees and concurrently with them, or every other period, which shall be determined by the management company and based on an estimate of expenses.

10.8	The management fees shall be paid for each three months in advance on the first business day of the first month from the three relevant months, or at other time pursuant to the determination of the management company.

The management company shall be entitled to instruct the tenant to deposit in its account all payments which he is supposed to make to the management company in a manner and in a way that shall be determined by it from time to time.

10.9	Within a period that shall not exceed six (6) months from the end of each calendar year, the management company shall conduct a final account of the management fees and execution of the services in said calendar year (hereinafter: “the annual account” and shall submit a copy of this account to every tenant. The annual account, when it is audited and approved by the certified accountant of the management company, shall serve as final and overwhelming evidence with respect to the volume of the management expenses and the execution of services, and for the obligation of the tenant to pay pursuant to such.

10.10	The tenant hereby undertakes to pay to the management company the differentials, should such accrue, between the amounts that were actually paid on account of his estimated share of the expenses and the amounts of expenses that appear in the annual account. The payment shall be made within fourteen (14) days of the date at which the management company shall submit the annual account to the tenant.

Should, pursuant to the annual account, amounts be due to the credit of the tenant, such shall be subtracted from the following current payments due from him on account of the management fees at values linked to the index and at the end of the rental period, such amounts shall be refunded to the tenant, no later than 90 days after the end of the rental period at values linked as aforesaid, and on condition that the tenant has filled until such date all his obligations pursuant to the contract.

10.11	The management books and accounts of the management company and its documents shall be considered and shall be trustworthy by the tenant and shall serve at any time as proof with respect to anything related to the funds paid by the tenant to the management company for expenses and for any other matter that appears and is registered in the management and accounts books.

The tenant’s accountant shall be entitled to peruse the accountancy books of the management company at dates determined in advance and with the prior coordination and according to the procedures that shall be determined for this purpose by the management company ,and all at the tenant’s expense.
10.12	The refusal and/or lack of preparedness and/or unwillingness of the tenant to receive any service whatsoever and/or his desire to stop the provision of services in whole or in part shall not release the tenant from his obligations pursuant to this section 10 in its entirety.

10.13	The management company shall be entitled to provide services, as stated herein, and/or additional or other services also to other areas or other entities or additional projects.

It is clarified that the provision of services as aforesaid shall not obligate the tenant to pay higher management fees, shall not prejudice the rights of the tenant to receive the services pursuant to this contract and the management company shall conduct separate recording and accountancy on account of the services pursuant to this contract.

10.14	The tenant’s signature on this contract constitutes a direct obligation towards the management company, when such is appointed or established, should such be established, insofar as the matter is relevant thereto, and an obligation by the tenant towards the lessor to fulfill all his obligations towards the management company, as specified herein. A breach of the tenant’s obligations towards the management company shall be deemed as a breach of this rental contract for all intents and purposes.

It is agreed that the lessor shall be entitled to appoint a number of entities that shall carry out the services, and to instruct the tenant to pay to each of them separately, on account of the services said entity maintains in the building.

10.15	The tenant shall not have grounds for claim against the lessor on account of claims and/or demands by the tenant towards the management company, save if the lessor serves in practice as the management company.

11. Use of the rented premises
11.1	The tenant shall receive from the competent authorities all the permits and/or licenses and/or the approvals lawfully required for management of the business in the rented premises in the frame of the purpose of the rent (hereinafter: “the licenses”) and he undertakes to mange it only in accordance with said licenses and requirements of the law and of any competent authority.

The tenant states that he has checked and he knows that it is possible to receive said licenses in this section and that no responsibility shall apply to the lessor in any event that the tenant shall not succeed in acquiring such.

It is agreed, that failure to acquire such licenses shall not release the tenant from any of his obligations pursuant hereto.

11.2	The tenant shall not keep any materials, tools, equipment, products inventory or any other chattels whatsoever (hereinafter under the general name “the chattels”) outside the rented premises without the consent of the lessor. In any case that any chattels shall be found outside the rented premises without the consent of the lessor having been received for such, the lessor shall be entitled to remove such from the place at the expense of the tenant and shall have no responsibility for their integrity.

11.3	The tenant shall fulfill all the laws, regulations and by-laws applicable to the rented premises, to the use of such and the business, the work and the actions carried out therein.

11.4	No use shall be made of the rented premises or any part thereof in a manner the result of which noise, smells, shocks, pollution, smoke, dust and other nuisances which exceed the frame of reasonableness and lawfulness shall be caused, taking into consideration the character of the building in general and the character of the close environment of the rented premises in particular.

11.5	The tenant shall not dispose into the sewage system any waste the quality or quantity of which is liable to damage said system, or to prejudice its proper operation, or that is liable to jeopardize the regular use of sources of water, streams, lakes, the sea or any other source.

For the purposes of this paragraph — “the sewage system” — central sewage or cesspools and the system of channels and drainage and water purification plants all as and to the extent that such shall exist.

The tenant shall take steps to prevent that solid substances which are liable to prejudice the pipes or the channels and to damage the sewage pipes, the control cells, the measurement devices the purification facilities or to block them shall not be found in the waste water.

11.6	The tenant undertakes not to hang up or to install and not to paint any signs, signals or other means of advertising whatsoever in any part of the building in which the rented premises are located without the consent of the lessor in advance. The tenant has a right to receive, at the expense of the lessor, a sign at the entrance to the park, in the building and the floor in which the rented premises are located in the format customary by the lessor and in the park.

11.7	No use should be made of any place outside the rented premises save for the purpose of access to the rented premises in a mannner and way that the lessor shall determine from time to time.

11.8	The tenant undertakes not to use the rented premises and any materials and devices contained therein and not to carry out any activities therein that include risks that exceed the risks insured as afoersaid in paragraph 8.1.7 above save if the consent of the lessor is obtained for such in advance and in writing.

Should the lessor have given said consent, the tenant undertakes to maintain insurance to the satisfaction of the lessor with respect to any damage to person or to property that is liable to be caused from such risks, and this without derogating from the lessor’s right to make the aforesaid further insurance on its own and it shall be the tenant’s obligation to refund to the lessor immediately upon request any amount expended thereby in this connection.

11.9	The tenant shall use the rented premises and its surroundings in a manner that shall not cause any disturbance to other tenants in the building, for the well-being and enjoyment of their own rented premises while preserving and maintaining the cleanliness of the joint property in the building, its facilities and the facilities in the park.

11.10	Without derogating from the aforesaid in this section above, the tenant undertakes not to make any use of the property which is liable to cause noise and/or nuisance and/or pollution and/or any accompanying result which is contrary to the provisions of any law.

Without derogating from the generality of the aforesaid, the tenant shall not make use of the rented premises which involves and/or creates, either directly and/or indirectly, chemical compounds and/or smoke and/or gas and/or bad smells and/or other active ingredients which are capable or liable of harming the environment in any way.

11.11	The provisions of this section constitute a fundamental provision of the contract and their breach or the breach of any part thereof shall constitute a fundamental breach of contract.
12. Ban on Alterations
12.1	The Tenant undertakes to abstain from engaging in or making any alterations, modifications, repairs, additions or other construction works whatsoever on the premises (all of these collectively: “the works”) without the Landlord’s prior written consent. It is expressly stipulated that there shall be no installation of iron grilles or air conditioners on the premises except with the Landlord’s prior written consent and in the manner established by the Landlord. In the event of works being performed without its consent, the Landlord shall be entitled to proceed as follows without prejudice to its right to regard the matter as breach of contract:

12.1.1	Demand that the Tenant demolish and/or dismantle the works and/or remove the works from the premises, in which case the Tenant shall make all the repairs necessary on the premises as a result thereof in order to restore the premises to their original status as prior to the works, and to complete all the foregoing within 14 days from the said demand by the Landlord. In the event of the Tenant having failed to comply with the foregoing, the Landlord shall be entitled to do it in lieu and at the expense of the Tenant; or

12.1.2	To retain the works as its own property, in which case the Tenant agrees that the works constitute the exclusive property of the Landlord without being subject to any consideration for them.
12.2	In the event of completion of the works with the Landlord’s consent, the Tenant shall have the following options at its disposal:
12.2.1	To demolish and/or dismantle and/or remove the works from the premises, whereupon the Tenant shall perform all repairs necessary on the premises for restoring the affected part of the premises to its original condition prior to the works, and to complete the foregoing not later than the end of the rental period hereunder. In the event of failure of the Tenant to comply with the foregoing, the Landlord shall be entitled to do so at the Tenant’s expense; or

12.2.2	To retain the works on the premises, in which case the works shall become the exclusive property of the Landlord and the Tenant shall not be entitled to any payment for them.
12.3	The provisions of this article constitute a fundamental condition hereof, and their breach constitutes a fundamental breach hereof.
13. Furniture and Equipment
The Tenant may introduce furniture on the premises and install equipment thereon, provided that no such entry or installation of furniture or equipment shall damage the premises. The provisions of article 12 hereinabove shall apply to any equipment and furniture the Tenant may install and operate on the premises.
14. Preservation of the Premises
14.1	The Tenant undertakes to use the premises in a prudent and reasonable manner, to maintain the cleanliness of the premises and their surroundings, and to avoid any damage to the premises including all installations serving the premises proper or those of other occupants.

14.2	The Tenant undertakes to repair without delay any damage and/or breakdown caused to the premises and to the installations referred to in the foregoing article 14.1, and to replace any lost or otherwise affected accessory without any delay.

14.3	In the event of the Tenant having failed to make any repair or replacement as provided hereinabove, the Landlord shall be entitled but under no obligation to do so at the expense of the Tenant, whereupon the Tenant shall indemnify the Landlord in full for any damage, breakdown, loss or destruction involved.

14.4	The provisions of this article constitute a fundamental conditions hereof, and any breach of them shall be construed as a fundamental breach of this contract.
15. Liability and Indemnity
15.1	The Tenant shall be liable for any loss and/or damage incurred by the Tenant and/or any person on the Tenant’s behalf and/or the premises and/or the business conducted thereon and/or to the equipment and/or installations located on or around the premises unless the said damage or loss results from direct negligence on the part of the Landlord and/or any person on behalf of the Landlord, including the managing company.

15.2	Without prejudice to the content of the foregoing art. 15.1, the Landlord or any person on its behalf shall not be liable for any property damage and/or bodily injury caused to the Tenant and/or its employees and/or persons on its behalf including agents, representatives, contractors, customers or any other person located on the premises, unless the damage results from direct negligence on the part of the Landlord and/or any person on its behalf including the managing company.

15.3	It is stipulated for the sake of clarity that the Tenant alone shall be liable to the Landlord for any damage including bodily injury and/or property damage and/or image loss and/or profits foregone of the Landlord in connection with the possession and/or use of the premises by the Tenant or by any person on the Tenant’s behalf in the building.

15.4	The Tenant shall indemnify the Landlord and/or te managing company and keep them harmless from any damage and/or expense and/or claim and/or demand and/or charge (hereinafter in this article: claim) against the Landlord and/or the managing company in connection with any loss for which the Tenant is liable as aforesaid, everything on first written demand by the Landlord.
16.	Insurance

Without prejudice to the liability or obligations of the Tenant hereunder or according to any law, from the earlier of the moment of entry of any assets and/or property to the premises or the date of commencement of this contract, the Tenant shall at its own expense acquire and maintain the insurances listed below for the duration of the rental (hereinafter: Tenant’s Insurances):
16.1	Property Insurance: Insurance of the full amount and restitution value of the content of the premises and/or other property owned and/or under the responsibility of the Tenant and located outside the premises, including any repair, alteration, upgrade and addition made and/or to be made by and/or on behalf of the Tenant, against the risks commonly covered under an “extended fire” insurance, including fire, smoke, lightning, explosion, earthquake, storm, tempest, flood, damage due to water and other liquids, pipe bursts, damage by aircraft, damage resulting from supersonic boom, collision, strikes, malicious damage, and burglary.

16.2	Profits foregone insurance of the Tenant for cases of damage caused to the premises and/or the content thereof as a result of the risks covered pursuant to the foregoing article 16.1 (except burglary) for an indemnity period of not less than 12 months.

The insurances referred to in the foregoing articles 16.1 and 16.2 shall comprise an express provision thereby the insurers waive their right to subrogation toward the Landlord and/or the managing company and/or persons on behalf of the foregoing and/or the other tenants and/or possessors of the building and/or their employees and managers where their respective insurance policies comprise a provision on waiver of subrogation toward the tenant, provided that such waiver of the subrogation right shall not apply in favor of a person who is the perpetrator of a malicious damage.

The Tenant undertakes to update from time to time the insurance amounts for the insurances referred to in the foregoing art. 16.1 and 16.2 so as to maintain the full reconstitution value of the insured property.

16.3	Third Party Liability Insurance: Insurance of the Tenant’s company toward the Landlord and/or the maintenance company and/or any third party according to the laws of the State of Israel with an insurance limit of not less than the NIS equivalent of $1,000,000 per case and as a total for an annual insurance period. The said insurance shall not be subject to any restriction concerning liability arising from fire, panic, explosion, mechanisms for lifting, loading and unloading, defective sanitary installations, poisoning, any harmful factor contained in food or drinks, or lockouts or claims by the National Insurance Institution.

The aforementioned insurance shall be extended to include the Landlord and the maintenance company as co-insureds, subject to the article on cross insurance whereby the insurance shall be deemed to have been contracted separately for every one of the insured’s individuals, subject to the provision that the Landlord and/or the managing company is not liable for payment of any premium for covering the liability of the Landlord and/or the managing company as owners and/or managers of the premises or for their liability for any acts or omissions of the Tenant.

16.4	Employers liability insurance for the Tenant’s liability toward its employees and/or personnel employed by and/or on behalf of the Tenant under the Torts Ordinance (New Version) and/or pursuant to the Faulty Products Liability Law, 1980, with regard to death and/or bodily injury to an employee as a result of an accident or disease in the course of and as a result of the work, with a liability limit of not less than $5,000,000 (five million US$) per victim per case and as a total for a one-year insurance period.

The said insurance shall contain no restriction whatsoever with regard to working hours, work at high or deep places, contractors, subcontractors, baits and poisons, or the employment of youths.

The said insurance shall be extended to indemnify the Landlord and/or the managing company in the event of these being regarded as the employer of all or some of the Tenant’s employees.

16.5	The following provisions shall apply to the Tenant’s insurances as provided hereinabove:
16.5.1	The insurances shall be acquired by the Tenant at its own expense with a renowned insurance company legally licensed to make insurances in Israel;

16.5.2	The Tenant undertakes to pay the premiums within the deadlines agreed with the insurer; at the Landlord’s request the Tenant shall present certificates of the payment of the premiums.

16.5.3	The Tenant’s insurances shall comprise an express provision whereby they precede all insurances made currently and/or in future by the Landlord and/or the managing company, and the insurer waives all claim or demand concerning participation in the insurances of the Landlord and/or the managing company; the insurer shall further undertake that the policies shall not be reduced or cancelled except by means of a written notice sent by registered mail to the Landlord at least 60 days in advance.

16.5.4	Without necessitating any demand by the Landlord, the Tenant undertakes to provide the Landlord not later than the earlier of the time of inception hereof or the time of entry of any assets into the premises, with a certificate testifying to the acquisition of insurance of the premises as worded in the Premises Insurance Certificate enclosed herewith as Appendix A to this contract and bearing the legal signature of the insurer.

The Tenant acknowledges that the presentation of a Premises Insurance Certificate as aforesaid constitutes a prior and suspensive condition for the commencement of operations by the Tenant on the premises and/or for the introduction of any assets to the premises; further, that the

Landlord shall be entitled to prevent the Tenant from exercising its operations on the premises and/or introducing any assets thereto in the event of failure to present the said certificate by the aforementioned deadline. The Tenant further undertakes to provide the Landlord with original copies of the insurance policy for the premises within 30 days from demand by the Landlord.

16.5.5	It is stipulated for the sake of clarity that nothing in a failure to submit the insurance certificate or the insurance policies within the established deadline shall affect the Tenant’s obligations hereunder, including, without prejudice to the generality hereof, the performance of any payment due by the Tenant, and the Tenant undertakes to comply with all of its obligations hereunder even if prevented from performing any works and/or assuming possession of the premises and/or introducing assets to the premises and/or opening its business on the premises owing to failure to present insurance certificates and/or policies on time.

It is stipulated in this context that nothing in the acquisition of the insurances by the Tenant shall in any way affect the Tenant’s obligation under this contract, or relieve the Tenant from any of its obligations hereunder or exempt the Tenant from its obligation to indemnify the Landlord and/or the managing company and/or any person whatsoever in connection with any damage for which the Tenant is liable hereunder or according to law.

Nothing in the payment of any insurance benefits shall be construed as reducing the amount of indemnity and/or compensation due to the Landlord and/or the managing company for any damage and/or loss.

16.5.6	Not later than 14 days before the expiry of the insurance period for the premises, the Tenant shall deposit with the Landlord and/or the managing company a certificate of insurance as provided in the foregoing article 16.5.4 with regard to the extension of the insurance by another year; moreover, within 30 days from demand by the Landlord deposit the Tenant shall deposit the original copies of the insurances of the premises, as long as the Tenant retains possession of the premises.

16.5.7	The Landlord and/or the managing company shall be entitled to examine the insurance certificates and/or policies submitted by the Tenant as aforesaid, and the Tenant undertakes to carry out such amendments or modifications therein as required for complying with its obligations hereunder. The Tenant declares and undertakes that nothing in the right of the Landlord and/or the managing company to carry out the said examination or to demand any modifications therein shall impose on the Landlord and/or the managing company and/or any person on their behalf any obligation or liability regarding the said insurance certificates or policies, their content, extent or validity, or the lack thereof; nor shall any of the foregoing affect any of the obligations imposed on the Tenant hereunder, regardless of whether or not any of the foregoing shall have been demanded or examined.

16.5.8	The Tenant undertakes to comply with all the provisions of the aforementioned policies, to pay the insurance premiums in full and on time, and to make sure that the policies for the insurance of the premises are renewed from time to time as necessary so as to remain valid for the entire duration of the rental.

16.5.9	In the event of the Tenant having failed to comply with its obligations under this article 16, the Landlord and/or the managing company shall be entitled but under no obligation to acquire the insurances or part thereof in lieu of the Tenant and at the Tenant’s expense and/or to pay any amounts due in lieu of the Tenant, all this without prejudice to the Landlord’s right to any other relief.

16.5.10	The Tenant undertakes to abstain from personally engaging or allowing any other person on its behalf to engage in any act or omission that may increase the insurance expenses due by the Landlord and/or the managing company and/or by any other tenants for insurance of the building or its premises.

16.5.11	The Tenant undertakes that in the event of the Landlord and/or the managing company being charged with payment of insurance premiums in addition to the amount usually applied owing to the operations of the Tenant, the Tenant shall pay the difference to the Landlord and/or the managing company, as the case may be, on first demand.
16.6	Without prejudice to the Tenant’s undertakings under this article and the other provisions hereof, and without imposing on the Landlord any obligation beyond those contained in the other articles hereof, the Landlord shall be entitled to acquire and maintain the following insurance policies personally and/or through the maintenance company (hereinafter: the Landlord’s insurances):
16.6.1	Insurance of the full reconstitution value of the building of the premises including its attachments, as well as the additions and improvements made on the premises by the Landlord, against the common risks of “extended fire” insurance including smoke, lightning, explosion, earthquake, riots, strikes, malicious damage, storm, tempest, flood, damage caused by water and other liquids, pipe bursts, damage by aircraft, supersonic boom, collision, burglary and any other risk required in the opinion of the Landlord and/or the managing company, in stated amounts or without such limitation, everything as determined by the Landlord and/or the managing company at their sole discretion, on the provision that the insurance amount shall not exceed the reconstitution value of the building of the premises including its attachments.

The insurance shall comprise an article providing for waiver of the right of subrogation toward tenants and/or occupants of the building of the premises with regard to damage caused by them to the building of the premises, on the condition that the provisions on waiver of the subrogation right shall not be in favor of a person causing malicious damage.

The term “the building of the premises” shall for the present purposes include all facilities constituting an integral part of the building, expressly excluding the content of all premises and all additions, repairs, alterations, improvements or expansions made on premises by the respective tenants or persons on their behalf.

The insurance premium due by the Landlord for insurance of the building of the premises shall be paid by the Tenant to the Landlord within 7 days from demand by the Landlord.

16.6.2	The insurance for loss of rent to the Landlord and/or the managing company as a result of loss or damage to the building of the premises following the risks referred to in art. 16.6.1 hereinabove, for a period of not less than 12 months.

The aforementioned insurance shall comprise a provision on waiver of the subrogation right toward tenants and/or occupants of the building of the premises with regard to damage caused by them, on the condition that the provision concerning waiver of the subrogation right shall not apply in favor of a person causing malicious damage.
16.7	The Landlord and/or the managing company hereby declare that they shall have no grounds for any claim and/or demand toward the Tenant with regard to damage for which the insurer shall have paid indemnity and/of compensation, up to the amount actually paid by the insurer and from the time of such payment.

16.8	The provisions of article 16 hereof constitute a fundamental condition hereof, and the breach of any part thereof shall constitute a fundamental breach of this contract.
17. Access of the Landlord to the Premises
17.1	The Landlord, persons on its behalf and persons on behalf of the latter shall be entitled to build additional floors on the building and/or to carry out other construction works and/or to lay pipes, ducts and other conducts for water, sewage, gas, canalization, electricity, telephone or for any other purposes through or on the premises, and also to carry out any other works or installation on the premises, for uses in a property adjacent to the premises and for any other comparable purpose, on the condition that such rights shall be exercised in a manner that reasonably minimizes the inconvenience and disturbance involved therewith.

The Landlord shall ensure that such works on the premises be followed by all the reasonable repairs necessary for restoring the original status of the premises as closely as possible.
17.2	The Landlord or persons on its behalf may, subject to coordination with the Tenant:
17.2.1	Enter the premises at any reasonable time for inspecting the compliance with the provisions of this contract;

17.2.2	Enter the premises at any reasonable time and carry out repairs necessary on the premises as necessary for the building or any parts thereof;

17.2.3	During the last six months of the rental, enter the premises during normal working hours in the company of visitors;

17.2.5	Instruct the Tenant to allow the performance of any repairs necessary on the premises, regardless of whether or not intended for the premises or for other parts of the building.
17.3	The Tenant undertakes not to deny the Landlord any access to the premises as provided in articles 17.1 and 17.2, and to allow the Landlord to perform the works envisaged in the said articles.
17.4	Apart from the foregoing, the Landlord, the managing company and/or any person on their behalf shall be entitled to enter the premises at any time if circumstances so dictate in case of emergency and/or if property damage or personal injury may occur in the absence of such entry.
18. No Assignment of Rights
The Tenant shall not be entitled to assign and/or transfer its rights hereunder as a whole or in part except with the Landlord’s prior written consent. Any conditions established by the Landlord for such assignment or transfer shall be complied with in advance thereof. The Landlord retains sole discretionary power to grant or withhold its consent; without prejudice to the foregoing, a refusal by the Landlord in case of an unsuitability of the transferee/assignee to the mix of businesses in the building and/or the park and/or with regard to matters related to the reputation and/or reliability and/or goodwill and/or economic resources and/or business of the transferee/assignee shall not be construed as an unjustified or unreasonable refusal.
18.1	The Tenant undertakes not to transfer the rental of the premises or part thereof to any third person; not to deliver, hand over or sublet the premises or part thereof; not to include any third person in the maintenance and/or use of and/or benefit from the premises or part thereof and/or the business being conducted on the premises; not to grant any beneficiary or other right with regard to the premises or part thereof, whether or not for a consideration.

The Tenant further undertakes not to transfer, mortgage or otherwise encumber any of its rights hereunder.

18.2	With regard to the foregoing article 18.1, in the event of a corporate Tenant, any operation leading to a change of control over the Tenant shall be deemed as an act subject to approval by the company.

The term “control” for the purposes of this article shall mean the holding of at least 51% of the shares and rights of all classes in the corporation, including the right to appoint at least 51% of the directors and the right to appoint the CEO.

18.3	The provisions of this article constitute a fundamental condition of this contract, and their breach shall amount to a fundamental breach hereof.
19. Vacation
19.1	19.1.1 The Tenant undertakes to vacate the premises not later than the expiry of the rental period and/or in case of termination hereof by the Landlord following a breach hereof by the Tenant, to vacate the premises and deliver them to the Landlord free and empty of any person and object, the premises being in a good, proper and orderly condition as obtained by the Tenant, barring reasonable wear and tear resulting from a reasonable, prudent use by the Tenant. It is agreed for the sake of clarity that the Tenant shall whitewash the premises at its expense using a paint or whitewash of a color, material and quality as originally obtained from the Landlord.
19.1.2	The Tenant shall provide the Landlord with certificates from every municipal and/or governmental authority testifying to the discharge of all of its obligations hereunder. In the event of the Tenant having failed to submit all the certificates on time, the Landlord shall possess all rights according to law and pursuant to this contract, being entitled to exercise the sureties submitted to the Landlord for securing the discharge of the Tenant’s obligations hereunder.
19.2	In the case of the Tenant having failed to comply with its obligations pursuant to the foregoing article 19.1 without prejudice to any of the other rights of the Landlord hereunder and pursuant to law in the circumstances of the case, the Tenant shall pay fit usage fees in the amount indicated in Appendix A plus VAT for every day as liquidated damages, the usage fees being linked to the index and subject to the provisions of article 7.1, mutatis mutandis.

In addition, the Tenant shall pay the managing fees plus VAT for the period of delay of vacating the premises, and it is agreed between the parties that an arrears of a fraction of a month shall be regarded as one of a full month.

The time of payment of the liquidated damages per day of arrears in vacating the premises shall take place at the beginning of every day of arrears.

It is agreed and declared between the parties that the amount of liquidated damages has been established after a balanced examination with a reasonable approach to the damages foreseeable at the time of signing this contract, to be incurred by the Landlord as a result of failure to vacate the premises on time, so that there shall be no claim by the Tenant to the effect that the respective amount constitutes a fine; and the Tenant shall have no grounds for making such claim.

19.3	It is expressly agreed and declared between the parties that nothing in the content of the foregoing art. 19.2 shall discharge the Tenant from its obligations pursuant to the foregoing art. 19.1 and/or be construed as granting any right to the Tenant including, without prejudice to the generality of the foregoing, any right of protected tenancy under the Tenant Protection Law, or as any consent by the Landlord to an extension of the period of rental of the premises by the Tenant and/or as any waiver to the Tenant by the Landlord and/or as prejudicial to the rights of the Landlord and/or as impairing the Landlord’s right to seek any other relief or remedy under this contract and the law for any damage incurred by the Landlord as a result of the Tenant’s failure to vacate the premises on time.

19.4	In the event of the premises not being in the condition defined in art. 19.1 at the time of its vacation and delivery to the Landlord, the Landlord shall be entitled to one of the following options: to collect from the Tenant on first demand all the expenses to be made by the Landlord for restoring the premises to their required condition, including all the expenses involved therewith, plus compensation for any damage, loss and profits foregone resulting from the state of the premises and/or the need for restoring the original state of the premises, or to establish that the Tenant has failed to vacate the premises as provided by the contract, whereupon the provisions hereof regarding a failure by the Tenant to vacate the premises shall apply.

19.5	The vacation of the premises and their return to the Landlord shall take place in the presence of the Landlord and the Tenant; these shall draft a vacation protocol that reflects the status of the premises. In the case of vacation conducted in the absence of the Tenant for causes attributable to the Tenant, the said protocol shall be drafted by the Landlord and its content shall be binding on the Tenant.

19.6	In addition to all rights of the Landlord pursuant to law and hereunder, in the case of the Tenant having failed to vacate the premises on time the Landlord or a person appointed by the latter shall be entitled and authorized to proceed as follows, to which the Tenant grants its consent in advance:
19.6.1	To disconnect immediately the supply of electric power, water, air conditioning and other utilities for the premises and/or to the Tenant, everything at the sole discretion of the Landlord, and the Tenant waives any claim and/or demand in connection therewith;

19.6.2	Enter the premises by break-in and replacing the locks with others, using reasonable force, obtaining sole possession thereof and removing all items of the Tenant therefrom, storing them at the Tenant’s expense and risk in such place as the Landlord may see fit, whereupon the Tenant shall refund to the Landlord all the expenses incurred by the Landlord in connection therewith. The Landlord shall not be liable for any damage caused to the Tenant and/or the Tenant’s property during the aforementioned operations by the Landlord, and the Tenant waives in advance any claim or demand against the Landlord in connection with the foregoing.
19.7	On failing to vacate the premises on time or to comply with any of the provisions hereof with regard to the vacation, the Tenant shall for all intents and purposes be regarded as a recent squatter and trespasser.

19.8	The provisions of this article constitute a fundamental condition hereof, and their breach shall amount to a fundamental breach hereof.
20. Collaterals
As collaterals to the fulfillment of all the lessee’s obligations according to this contract, the Lessee would provide the Lessor, no later than 7 days after the signing of this Contract, with all the collaterals as detailed hereinafter:
20.1	An unconditional, endorsable Bank guaranty, prepared for the Lessor benefit, realizable in proportional payments, stamped according to law, on the Lessee’s account, to be valid for the whole duration of the lease, and 90 days after the end of that lease, at the sum of 9 (nine) months of the monthly lease payments, along with 9 (nine) months of Maintenance Fee payments, plus VAT for all those payments, while the sum of the guaranty is indexed according to the basic index. To remove any doubt, in any case of rise in lease payments, the Lessee would have to enlarge this aforementioned guaranty accordingly.

In case this contract grants the Lessee with the right to lengthen lease duration, and had the Lessee made use of this right, the Lessee would provide to the Lessor, along with his notification about the use of that right, and as a precondition to the validity of said notice, a bank guaranty as aforementioned, to be valid until 90 (ninety) days after the end of lease period, including lengthened extent, as he wishes to lengthen it in his notice.

The Lessee would cover all expenses of said bank guaranty, including stamps expenses, guaranty renovation and guaranteeing bank commissions.

20.2	The Lessor would be allowed, at his sole discretion, and without any preliminary notice, realize the guaranty, in whole or partially, in case of any breach of this lease contract by the Lessee, or in a case where payments, due to the Lessor by the Lessee, were not paid in time.

After 90 (ninety) days from the end of the lease period, and after the Lessor has been satisfyingly assured that the Lessee had fulfilled all his obligations according to this Contract, the Bank guaranty would be returned to the Lessee.

20.3	To remove any doubt, the provision of the aforementioned collaterals or a part of them, and /or realization of said collaterals by the Lessor, would not diminish the right or support given to the Lessor and/or the managing company by law and/or by this contract, or diminish from the Lessor and/or his Managing Company right to collect all that is awed to them from the Lessee in any other way, or for releasing the Lessee from any of his obligations according to this contract, or limit compensation and/ or damages that the Lessor and/or Managing Company would be allowed to collect from the Lessee. The Lessee would not be recompensed for any ensuing damage to him as a result of the realization of the aforementioned collaterals.

20.4	Has the Lessor realized the Bank Guaranty in full, or in part, the Lessee would provide another guaranty instead, or supplement the sums guaranteed by it, according to the situation.

20.5	The instructions of this chapter are considered a fundamental condition of this contract, and any breach of them would be considered as a fundamental breach of Contract.
21. Executing Obligations of Other Side:
Whenever the Lessee should, according to this Contract, have a duty to perform an operation or a do a job of any sort, or pay a certain payment, and the Lessee did not execute this operation, or job, or payment, as he should have, until the date quoted by the contract, or by any law, or, when there is no such quoted date, until a date that would be quoted by a notification issued by the Lessor, the forthcoming instructions would be in effect:

The Lessor and/or Managing Company would be allowed, but not obliged, to perform this operation, or job, or payment, instead of the Lessee and on his account, whether by themselves or by others. In that case, the Lessee would be obliged to pay the Lessor immediately, upon demand, all the sums, or loses, or damages, that the Lessor or the Managing Company paid, or sustained, due to the execution of said operation, or job, or payment, with additional 15 (fifteen) percent of those sums, as general expenditures, along with indexation adjustments and interest according to the rate quoted in the forthcoming chapter 22. starting at the date at which the Lessor and/or the Managing Company were indebted by the expense, until the actual payment in full by the actual Lessee.

It is so agreed, that in any case, the Lessor and/or the Managing Company are not obligated to perform these operations/jobs/payments, and they would not be liable in any way by doing them.

22.	Interest:

Any delay in any sort of payment by the Lessee would be subject to interest payment at the maximal rate allowed by law at that time, and when there is no such limitation on rate of interest ascertained by law, the maximal obstruction of payment interest rate that Israel National Bank Ltd. (Bank Leumi) would charge for exceptional overdraft of an account at that time for the duration of that overdraft, that without withholding the Lessor and/or the Managing Company rights for higher rate of compensation or any other remedy.

A confirmation in writing by one of the Bank’s branches managers, concerning the aforementioned rate of interest at the time, would serve as a exclusive and decisive evidence to the above-mentioned interest rate.

23.	Violation and Remedies:
23.1	Each side that violates, or would not fulfill any and all of its obligations by this Contract, would be obligated to compensate the other, fulfilling side, for all the loses and damages suffered by that side due to these violations or neglect, without diminishing the fulfilling side’s rights for any other actions or remedies, including actual execution or an eviction order.

23.2.	The Lessor would be allowed to terminate this contract, despite any instruction in the contract concerning the extent of the lease, and demand an immediate eviction of leased property, by a preliminary notice of ten (10) days (hereinafter “Annulment Notice”), handing out of the Right of Possession into the Lessor hands, in any of the forthcoming cases:
23.2.1.	The Lessee has made a fundamental violation of the contract or of one or more of its indispensable instructions.

23.2.2.	The Lessee has made a non-fundamental violation of the contract, and failed to remedy this breach within 30 days from the day he was asked to do so.

23.2.3.	The Lessee, or someone of its individuals, accordingly, has passed away and/or an application was set before a certified Court for its winding up, bankruptcy, appointment of a trustee, a receiver, a temporary liquidator, an official receiver, preliminary receiver, a receiver for a significant part of the Lessee assets, a request for foreclosure on a significant part of Lessee assets, and the like, and such order was issued by the Court according to such application, or that application was not cancelled or dismissed within 45 days from its presentation in Court, and/or if the Lessee itself presented a request for its winding up or bankruptcy, and/or requested Court’s intervention in a creditors’ settlement.

23.2.4	The guaranties and/or other collaterals given to assure the existence of this contract, in full or partly, had expired, or terminated, or declared by a certified Court to be annulled, or invalid, for any reason whatsoever.
23.3.	Had an Annulment Notice been given, the instructions of this Contract relating to eviction would be in effect, along with the forthcoming directives:
23.3.1.	The Lessor and/or the Managing Company would have the lien rights on the equipment and stock of the Lessee, to serve as a collateral for the payment of all compensations and monies that are due to the Lessor and/or the Managing Company from the Lessee in such case. The Lessor and/or the Managing Company would have the right to forfeit the equipment and stock and/or to repay through these by selling, or by any other way, for the repayment of the Lessee debts to them, in case these debts would not be repaid within fifteen (15) days from the date of receiving the first demand in writing.

23.3.2.	The Lessee would be responsible for reimbursing the Lessor and the Managing Company, immediately on receiving the first demand in writing, for all their expenses, damages and losses created by the breach of Contract by the Lessee.

23.3.3.	The Lessee would not have the right to object in any way and/or try to delay or prevent any association between the Lessor and any other Lessee, or try to prevent or delay the actual execution of leasing said property to any alternative Lessee. All that would be in effect throughout the relations between the Lessor and Lessee, and also throughout the relations between the Lessee and the alternative Lessee, and would be considered, among others, as contractual directives for the sake of a third party.
23.4.	In case one of the events mentioned in paragraphs 23.2.1. to 23.3.4. is in effect, all the rest of lease payments and maintenance fees for the reminder of lease period would be presented for an immediate repayment, and the Lessee would be obligated to pay all those payments in full until the end of two (2) business days from the date of the first written demand, without diminishing any right and/or other remedies allowed to the Lessor by law or according to the contract.

23.5.	Without diminishing from its right to higher rate of compensation, or any other remedy, the Lessor would be entitled to an agreed and pre-assessed compensation of a sum equal to six (6) months of monthly payments and maintenance fees plus appropriate VAT at the time of the contract breach or at the time of the actual payment, according to the higher rate between the two options, and this whether if the Lessor chose to annul the contract or let it exist, as long as in the case of letting the contract exist, albeit the Lessor right to terminate it, a compensation of twenty (20) percent of the aforesaid sum would then be paid. Both sides declare that they see this sum as an agreed and appropriate compensation for the damage that both sides see as a resulting consequence of the fundamental violation of the contract by the Lessee.
24.	Transference of Rights by the Lessor:

The Lessor is allowed to lease and/or sell its rights in the building and/or the leased property, in whole or in parts, to anyone and any purpose (including a purpose similar to the purpose of the lease itself) it would consider as appropriate. Moreover, it could execute any sort of building work and renovations in the building itself and its surrounding, even if such work to be considered as structural changes in the building’ without needing any sort of consent of the Lessee , and that without harming any of the Lessee rights in the leased property according to this contract.

The Lessee states that he is aware that the Lessor does not commit itself that in other units in the building, or in any other place in its surrounding, there will not be competing or similar businesses to the business the Lessee maintains in the leased property.

25.	Miscellaneous:
25.1.	Any sort of behavior by any of the sides would not be considered as relinquishing any of its rights according to this contract, or according to any law, or as a waiver or consent to any violation, or abstention from fulfilling the conditions of this Contract by the other side, or as consenting to a delay or an extension for executing any feat that the other side should do, or as a change, dismissal or addition to any condition whatsoever, unless this waiver, consent, delay, change, dismissal or addition were explicitly conveyed in writing.

25.2.	It is explicitly agreed that the fulfillment of any and all the Lessor’s obligations according to the Contract depends on prior fulfillment of the Lessee’s obligations due to this Contract, according to the matter, and the Lessor may, without harming what appears in any other place in the Contract, postpone the execution of any obligation until the Lessee has fulfilled his obligations.

It is hereby explicitly agreed that the Lessee would not be allowed to delay the execution of any of its obligations according to this Contract for any reason, including the delay in execution, or avoidance of doing any of the Lessor and/or the Managing Company own obligations according to this contract.

25.4.	In case the Lessee is a foreign resident, the Lessee is hereby obligated to execute all its obligations as per this Contract, in accord with the Monetary Supervision Law, 1978, and all laws, rules and regulations resulting from it.

25.5.	The Lessor accounting books would serve as an alleged proof to any billing and accounting included in them, and a demand given by the Lessor to the Lessee, which is confirmed and authorized by a certified accountant (CPA) would be obligatory to the Lessee, and the Lessee hereby agrees that it would serve as an acceptable written voucher, sufficient for serving to the Court on a summary judgment procedure.

25.6.	Both sides agree that the Certified Court in the City of Tel-Aviv would hold the special and exclusive judicial jurisdiction in all matters concerning this Contract and all relays in connection with it.

25.7.	This Contract and its appendixes crystallize and express the relationship of rights and obligations between the Lessor and Lessee in an exclusive and absolute manner.

25.8.	Both sides declare that they arrived at this Contract after a proper inspection and checking, and neither side based his opinion on any information save that is presented explicitly by this Contract.

25.9.	No instruction of the conditions and directives included in this Contract aims to diminish any part of another condition or instruction in the Contract but only to add up on it.

25.10	There is nothing in this Contract to indicate on any partnership relations and/or mission relationship between the sides, and it does not provide any rights to any third party not mentioned in the Contract. Moreover, neither would the Contract hold anything that would diminish or harm any duty or obligation of any third party.

25.11.	In order to remove any doubt, it is so clarified that the rights provided to the Lessee as per this Contract, as provided to him, are provided to the Lessee only concerning the leased property, and the Lessee does not, and would not have any such right concerning existing or future building rights, and/or existing or additional building areas that would be approved and built by the Lessor or by another third party, and/or concerning the use of any part of the park, whether existing or will be erected in the future, which is not within the borders of the leased property, including roofs, passages and so on. The Lessee is hereby giving his prior agreement to any operation and/or use as aforementioned, and would not be able to object in any way to any of those.

It is also clarified, in order to remove any doubt, that the Lessee would not be allowed, at any time, to inscribe a warning notice in the property proprietary books, due to its rights as per this Contract

25.12.	The addresses of both sides are as written alongside their names at the beginning of the Contract, and every notice sent to any of the sides according to the address aside its name, will be considered as being delivered to him within 72 hours after it has been sent there by registered mail.

For a general Lessee, employing a few individuals, the notice would be seen as being delivered to all those Lessee individuals when being sent to one of those individuals according to this address.

As evidently seen, both sides sign this Contract on the aforementioned date

/s/ Erez Golan, CEO	/s/ Yosi Levin, Director of Income Generating Assets

/s/ Avi Molcho, Director	/s/ Hanan Bar-tal, Director of marketing Department, Africa Israel Assets

Appendixes List:

Appendix	“A”	—	Special Conditions, Corrections and Completions – The Supplement.

Appendix	“B”	—	A Layout of The Building.

Appendix	“C”	—	A Layout of The Leased Property.

Appendix	“D”	—	Cancelled.

Appendixes	“E”	—	Confirmations of the Lessee’s Insurance Policies.

Appendix	“F”	—	Cancelled.

Appendix	“G”	—	Rules for The Supply of Electricity services.

Appendix	“H”	—	Bank Guaranty’s Format

Appendix	I”	—	Instructions about Interior Design & Construction of Leased Property.

Appendix “A”
To Unprotected Lease Contract of July 3th 2003
Lessee Name: Top Spin Medical (Israel) Ltd.
The contents of this document comes to complement all that is said in the Contract and not to diminish it, but where there is a contradiction between the instructions in this Appendix and such instructions in the body of the Contract, the instructions appearing in this Appendix would rule.

“The Leased Property”	—	The area on the third floor in Building No.2 in the Park of which borders are marked in green on the attached layout marked as Appendix C; the Lessor declares that its rights in the Leased Property and the Building result from a development agreement between itself and “Israel’s Properties Administration”, and it is entitled to be inscribed as the lessee of The Leased Property and The Building, and there us no legal prevention by law and/or by agreement to its connection as per this Contract and the fulfillment of all its obligations as required by it.

“Leased Property Area”		Approximately 1,100 sqm gross, including proportional parts of the public areas due to the communal use of them, all as mentioned in chapter “Leased Property Area” hereinafter.

“Date of Delivery”	—	Actual occupation of The Leased Property by The Lessee, or the date of November 1st 2003, whichever comes first, whether if the interior construction works at The Leased Property are completed by that date or not.

“Duration of The Lease”	—	A period of 60 months, beginning at The Date of Delivery.

“Lease Payments”	—	Basic monthly Lease Payments at the first Duration of the Lease would be the amount in NIS equal to $8.66 (eight USD and sixty six cents), calculated by the basic indexed rate of the USD, per 1sqm gross of The Leased Property, when that sum is indexed to The Basic Index as mentioned, plus VAT according to law.

“Basic USD Rate”		4.304 NIS per 1 USD (the representative exchange rate as published by The Bank of Israel, the last available at the date of signing this Contract)

“The Basic Index”	—	The cost of living index (The general index) published on the date of May 15th 2003 for the month of April 2003, (101.2 points, 2002 based) (last known index at the date of signing The Contract).

Paragraph 3.1:		The words “(“hereinafter the Date of Delivery”) will be deleted. After the words “all its systems in good order” there would be added “...and built according to the lawful building permits and valid town-planning plans”.

Paragraph 3.2:		The paragraph would be deleted

Paragraph 3.3:		The paragraph would be deleted

Paragraph 3.4:		The paragraph would be deleted

Paragraph 3.5:		The words “at the Point of Delivery” would be deleted, and instead it would be added “at the date of given the permission as mentioned in Appendix “J” of this Contract. The words “the state of The Leased Property would be specified, including the faults and defects in it” would be deleted, and instead it would be added “the state of the structure’s envelope and infrastructure would be specified, including any known faults and defects”. At the end it would be added “save such hidden faults and/or defects and/or discords that could not be revealed by a reasonable Lessee inspection”.

Paragraph 4.2:		Albeit what is said in this paragraph, it is agreed that the Lessee has the right to shorten the Duration of the Lease, and bring about to its untimely end at any time, provided he would find for the Lessor an alternative Lessee, approved by the Lessor, who would lease the Leased Property from the Lessor under the same terms and conditions of this Contract. The exchange of the Lessee by the alternative Lessee as mentioned above would be made by a three sided agreement, to be signed by the Lessor, the

Lessee and the alternate Lessee, in the customary format the Lessor uses.

It is agreed that the Lessor would not disapprove of an alternate Lessee that the Lessee would bring in, unless there are reasonable grounds for it, and it is also agreed that Lessor disapproval due to the alternate Lessee financial status, and/or his operational record, and/or his reputation, would not be considered as unjustified refusal. In order to remove any doubt, the Leased Property would be transferred to the Alternate Lessee on the original Lessee’s own responsibility as is, and the Lessor is not obliged to perform any adaptation work for that Alternate Lessee and/or share the cost of any such adaptation.

Without diminishing from the above said, and despite what is said in that paragraph, it is agreed that subject to these forthcoming conditions, the Lessee would be allowed to shorten the Duration of the Lease, and bring it to an earlier end in one out of the two following dates: (A) At the end of the third year of the lease, and; (B) at the end of the fourth year of said lease. This Lessee’s right is subject to the condition, that the Lessee would give the Lessor a written notice, unconditional and without reservations, about his will to shorten Lease Duration, quoting the exact date chosen by him, between the two alternatives, for ending Lease Duration, at least 120 days prior to that date, and with additional condition, that along with that request the Lessee would pay the Lessor a compensation payment, in NIS, equal to $154,000 (hundred fifty four thousand USD) plus VAT in case of ending the Lease at the end of the third year, or a sum equal to $77,000 (seventy seven USD) plus VAT in case of ending the Lease at the end of the fourth year, where these sums are calculated by the Basic USD Rate and indexed by the Basic Index Rate.

Paragraph 4.3.	The words “the Lease according to this Contract is a ‘Net Lease’ “ would be deleted. The words “whether they apply to the owners, and whether they apply to the holders” would be deleted and replaced by “as long as they apply according to law on Lessees and/or on users, and/or holders/ or on real-estate activities, however, to remove any doubt, it is agreed that that in any case, whatever the instructions of the law may be, the Lessee would be liable to the payment of all the property taxes due to the Lease, and those for the number of parking spaces allotted to him, even if said charges should usually apply to owners. In addition, in case of an “Exceptional Usage” (as defined by building laws) a payment of betterment levy is imposed, due to the use made in the Leased Property by the Lessee or someone on its behalf, and is not included in the Lease aim, then the Lessee would be charged with this payment.

Paragraph 5 (built lease)	the words “knows and recognizes all the plans and the details relating to them, that” would be deleted, replaced by “knows and recognizes the building plans and the Leased Property, the City-Planning plans and all relating details, that”.
It is agreed that Lessee declarations as aforesaid in the Lessee waiver of any claims, would apply subject to the credibility of Lessor declarations in this Contract, and would not include waiving concerning hidden defects.

Paragraph 5 (Leased property in building process)	Cancelled.

Paragraph 6:	“Aim of the Lease”: Offices and Hi-Tech manufacture, to be operated by the Lessee, area of medical equipment and instrumentation, and only that.

Paragraph 7.1	Basic Lease payments and resulting VAT would be paid at the rate, dates and form as follows:

(a) At the time of signing of the Contract- Basic lease and VAT payments for first three months.

(b)  At the beginning of the fourth month the Lease and management fees and resulting VAT will be paid for next 3 months, in advance, at the 1st day of every first month out of the three. Lease fees for the leasing of renovated parts will be paid in advance as per their proportional rates.

Paragraph 7.2.	In spite of instructions in the paragraph, it is agreed that the Lessee would make his payment by a bank transfer, to an account on which the Lessor would instruct the Lessee in writing.

Paragraph 7.3	It is agreed that what is said in this paragraph would apply to the non-repayment of lease and/or management fees only. The words “in full in two” would be replaced by “in full in three”. Instead of “within 7 days” will come “within 10 days”. After the words “all the rest of Lease fees payments” will follow with “and management fees on account of the 12 successive monthly lease payments since the notice given by the Lessor”. Instead of “Lease Duration that were not yet paid until that date, by the end of two business days” would be “this duration at the end of seven business days”

Paragraph 7.6.:	At the head of said paragraph it should add “in the case of Breach of Agreement by the Lessee, including in delaying payments due of him as per this Agreement, then, without diminishing from any support or remedy the Lessor could use according to this Contract and/or any law”.

Paragraph 8.1.1.	All written there would be deleted, and replaced by “All the taxes, fees, levies, obligatory payments and expenses, (hereinafter “the Taxes”)whether by state or municipal, that are paid now or in the future, whether if exist today or or be imposed in the future according to law, on the behalf of the Leased Property and parking spaces, (including for the public communal areas proportionally burdened on the Leased Property) and on the business conducted in it, as long as these taxes are applied by law or by their nature on a Lessee or holder, or user. These taxes would be paid by the Lessee directly to the certified authorities, unless the Lessor instructs the Lessee to do otherwise.

Paragraph 8.1.2.	The words “taxes and payments for water meter and electricity meter, and” would be deleted.

Paragraph 8.1.4.	The paragraph is cancelled.

Paragraph 8.1.6	Instead of the words “which is not a regular use” will be “from incorrect use by the Lessee and/or someone on his behalf”. It is so clarified that what is said in the paragraph concerning a “betterment Levy”, if imposed, relates only to a charge of betterment levy due to “exceptional usage” (as defined by building laws), done in the Leased Property by the Lessee or someone on his behalf, and is not included in the “Aim of the Lease”.

Paragraph 8.1.8:	After the word “payment” will follow “the proportional part of the Lessee in all”.

Paragraph 8.2.:	Instead of “immediately on demand” will be “within 7 days of the demand”. Instead of “two business days” will be “within seven business days”.

Paragraph 10 (heading)	Instead of “significantly of the Lessee rights as per this paragraph “ will be “from Lessee rights as per this Contract”.

Paragraph 10.2.:	The words “as possible” and “humanly possible” would be deleted. It is agreed that in cases of urgent emergency, the Managing Company would be allowed to enter the Leased Property and perform all the crucial operations needed, even without prior coordination with the Lessee, but an urgent notice on the matter would be passed on to the Lessee as soon as possible.

Paragraph 10.4:	The Lessor declares that according to the budget of the management and maintenance services for 2003, the rate of monthly managing fees for one sqm gross, stands on a sum, in NIS, of about $2 (two USD) plus VAT atits lawful rate. This sum could be adjusted from time to time as per the instructions of this Contract.

Paragraph 10.5.:	The Lessor declares that, until now, it used only the criterion of proportional differentials between the different leased properties and the sum of all the leased areas in the building.

Paragraph 10.5.3.:	after the words “The Lessee declares and confirm that “ will come “as long as the determining criterion for division of aggregate managing expenses would be exclusively according to the proportions between the different leased areas”.

Paragraph 10.8.:	The section from the words “or on other dates...” until “...that would be determined by it from time to time” would be replaced by “by the way the lease payments are performed”.

Paragraph 10.9.:	Instead of the words “final and decisive” would be “allegedly”.

Paragraph 10.11.:	After the words “and would serve as proof at any time”, would come “allegedly”.

Paragraph 10.14.:	It is so clarified, that the Lessee obligations to the Managing Company are the obligations rendered bythis Contract.

Paragraph 10.15.:	At the end of the paragraph would be “should the Managing Company fail to fulfill an obligation it had to perform as per this Contract, the Lessee has the right to demand its execution by the Lessor”.

Paragraph 11.1.:	The Lessor declares that according to the valid City-Planning maps & plans in which the building and the Leased Property is a part of, both the building and

Leased Property are designated for offices and Hi-Tech industry.

Paragraph 11.2.:	It is so agreed, that the eviction of moveable assets would not be done without a preliminary warning, including a verbal one.

Paragraph 11.5.:	After the words “in the wastewater” would come “coming out of the Leased Property”.

Paragraph 11.8.:	Instead “in paragraph 8.1.7. above” would be “16 hereinafter”.

Paragraph 12.:	Interior adjustments and construction works to make it suit the Lessee requirements would be performed in full by the Lessee and on his own account (subject to certain financial participation by the Lessor, as detailed below), according to the instructions in appendix J to the Contract The Lessee would be responsible for all the cost of said adjustments, (including managing, supervision and consultants), while the Lessor would participate in this cost up to the sum equal to $350 US per one square meter (1 sqm) of gross Leased Property, calculated by the basic USD rate and Indexed according to the basic index rate, plus lawful VAT (hereinafter “The Construction Budget”)

To remove any doubts, it is clarified that all the interior design and construction in the Leased Property will pass, by the end of the duration of the lease, to the ownership of the Lessor, and will be left in the Leased Property by the Lessee, unless instructed by the Lessor to do otherwise.

Paragraph 12.1.:	At the end of the third sub-paragraph it would be added “subject to a written prior warning of 7 days given by the Lessor.

Paragraph 13.:	Instead of the wording “as in paragraph 12 above” it would be “as in paragraph 12 above”.

Paragraph 14.1.:	Instead of the word “careful” it would be “correct and customary”. Instead of the words “and prevent any” it would be “and avoid executing and causing”.

Paragraph 14.2.:	instead of the words “as said in paragraph 14.1. above” it would be “by the Lessee and/or anyone on its behalf”.

Paragraph 14.3.:	After the words “on the Lessee account” would come “and after giving a written preliminary warning of 7 days”. After the words “and devastation” would be “performed by him and/or by someone on his behalf”. At the end, it would be added “all said in the paragraph is subject to proving the actual damages to the Lessor and/or presenting actual vouchers supporting the claim and payment.”

Paragraph 15.1.:	The words “from direct negligence” would be deleted, replaced by “directly from a negligent or spiteful deed or default.”

Paragraph 15.4.:	The aforesaid in this paragraph would apply subject to the Lessor notifying the Lessee about any such claim, as soon as he gets it, to let the Lessee prepare his defense against such claim. Instead of the word “immediately” it would be “within 7 days from”.

Paragraph 16.2.:	At the end of said paragraph (after the words “to be no less than 12 months”), would come: “in spite of the above said, it is agreed that the Lessee is allowed not to take this insurance, in full or partially, but in this case the exemption would apply, as provided in paragraph 16.7.a hereinafter, as if the insurance was taken in full”.

Paragraph 16.3.:	The words “as the owners and/or the managers of the Leased Property, and” would be deleted.

Paragraph 16.5.6.:	The word “before” to be deleted, replaced by “after the”.

Paragraph 16.6.: (Heading)	The words “the Lessor would be allowed to purchase and hold valid” would be deleted, replaced by “the Lessor would prepare and hold”.

After the words “towards Lessees and/or tenants in the leased building” would come “and/or anyone on their behalf”.

After the words “or any extension made in the leased properties by the Lessees or those on their behalf”, it would be added “not by the Lessor and/or the Managing Company”.

Paragraph 16.6.2.:	After the words “towards Lessees and/or tenants in the leased building” it would follow “and/or anyone on their behalf”.

A new, added paragraph 16.6.3:	“A third party liability insurance, covering the Lessor and/or the Managing Company liability against any harm and/or damage that might befall on body and/or property of any person and/or entity, up to a limit of $5,000,000 (five million USD) per case, accumulating to an annual insurance period. Insurance cover would be widened, to indemnify the Lessee for its liability due to its activity in the public, communal areas, beyond the liability limit it was obligated to take according to paragraph 16.3 above.”

A new, added paragraph 16.6.4:	“Employer’s Liability Indemnity, for covering Lessor and/or Managing Company liability to their employees, up to a limit of $5,000,000 (five million USD) per claimant, per case, accumulating to an annual insurance period. Insurance cover would be widened, to indemnify the Lessee in case it may be considered as an employer of any of Lessor and/or Managing Company own personnel”

A new, added paragraph 16.7a. as follows:	The Lessee declares that he would have no claim and/or demand and/or request towards the Lessor and/or the Managing Company and those acting on their behalf, and also towards the other Lessees and/or holders of properties in the building and/or their employees and/or their managers, who, by their lease contracts or by any other agreements which provide them with rights in the building, hold parallel exemptions for the benefit of the Lessees, for any loss or damage that he is entitled to be indemnified, according to the insurance policies he had been obligated to take, as mentioned in paragraphs 16.1. and 16.2. above (or was entitled to be so indemnified but for the self participation quoted in the policies), and he releases all those mentioned from any liability for any loss and/or damage, as said. All the above said about the exemption from liability does not apply to a person who caused such damage maliciously

Paragraph 17.1.	instead of the words “through the Leased Property” would come “through hidden parts of the Leased Property”. The words “or on the face of it” would be deleted. After the words “caused by that” will come “and in any case in such a way which would not harm a reasonably possible use of the Leased Property for the purpose of using it for Aim of the Lease.”

Paragraph 17.3.:	At the end it would be added “and by the terms set up in them”

Paragraph 18.:	Despite what is said in the paragraph, it is agreed that the Lessee would be allowed to let another to use the Leased Property, subject to the instructions of this Contract, as a subletting party on his behalf, (hereinafter “the subletting party”) under the following preconditions:

(a) The sub-letter will be approved in advance by the Leaser. The Leaser will be entitles to object to the sub-letter by only for reasonable reasons. In this regards it is agreed that a refusal by the Leaser due to unsuitability of the sub letter for the mix of business in the park and/or the building and/or matters connected the reputation of the sub letter, his business or financial capabilities, the refusal will not be considered unreasonable;

(b) The sub letter and the Lessee will sign a letter of undertaking toward the Leaser, according to which it is made clear that the position of the sub letter regarding the Leaser is one of “permission" and that the responsibility of the Lessee and the sub letter to maintain all Lessees undertakings according to this contract will be applicable for the area that is leased in the sub lease as mentioned on the sub letter and the lessee jointly and separately;

(c) The fact of the sub let will not derogate from the Lessees responsibility towards the Leaser to fulfill all his undertakings according to the contract regarding the whole area of the leased premises, including the area leased in the mentioned sub lease.

Section 19.1:	After the words “The Contract is avoided” will be “legally”. In place of the word “cautiously” will be “correct and acceptable”.

Section 19.1.2:	At the end of the second section will be written “and that the Leaser will not realize the securities as mentioned in order top receive approval until after the Lessee has been issued a written warning concerning his intention to do so, at least 7 day in advance” Section 19.2:

The utilization fees per day: multiplied by the monthly lease fees and divided by 30.

Section 19.2:	The utilization fees per day: multiplied by the monthly lease fees and divided by 30.

Section 19.4:	Despite the above mentioned in this section, it is agreed that the Leaser will not charge the Lessee the above mentioned expenses in this section, unless he issued the Lessee written warning regarding his intention to act himself in order to return the position to its previous state as mentioned in the position, at least 7 days in advance, and the Lessee refrains from acting by himself to make full rectification of the breach.

Section 19.5:	At the end will be added: “that mentioned in this section will be applicable and that the mentioned date of vacation in this section is the vacation date undertaken according to this contract”.

Section 19.6:	At the end will be added: “that mentioned in this section will be applicable and that the Leaser has issued the Lessee a 3 day early warning”

Sections 20.1 – 20.2:	Despite the above mentioned in these sections, it is agreed that the securities will remain valid for 75 days (and not for 90 as mentioned in the section) from the end of the period of lease, but if the Leaser is satisfied that that Lessee has cleared all his obligation according to the contract, even prior to the 75 days — the Leaser will restore to the Lessee the securities by demand as mentioned on an earlier date.

Section 20.1:	In place of “nine months lease with an additional nine” will be written “six months lease with an additional six”.

Section 20.2:	It is agreed that the Leaser will not realize the securities unless in case of a breach for which the Lessee has been issued a written warning thereof and has not been rectified by him even though 10 days have passed since receipt of the warning. In place of “90” will be “75”.

Section 21:	The Leaser and/or the Management Company will act according to this section following the issue of a 7 day warning to the Lessee. The

Lessee will reimburse the Leaser and/or the Management Company it paid within 7 days from receipt of the first demand for such against submitting authorization for execution of the said payment.

Section 23.2.2:	In the end will be “written”.

Section 23.2.3:	In place of “45 days” will be “60 days”. Despite that mentioned in this section, it is agreed that that in the case an order is issued as mentioned in this section, the Leaser will refrain from avoiding the contract for a period of 10 days from the date the order was given, and this is in order to give the Lessee time to cancel the order, but this is on condition that Lessee previously fulfilled and continues to fulfill his undertakings according to this contract, especially all lease payment in full and on time.

Section 23.3.1:	The section will be deleted

Section 23.4:	In place of the words “the remaining period of lease” will be “for the following 12 months of lease following the occurrence of the event”.

Section 23.5:	The words “and this whether the Leaser chose to avoid the contract or whether he chose to maintain it, only that in the case of maintaining the contract despite the Leaser’s right to avoid it, indemnity at a rate of 20% will be paid from the above mentioned amount" will be deleted and in their place will be “only that the Leaser so avoided the lease contract”.

Section 24:	After the words “according to the contract” will be “and/or the possibility for reasonable use of the leased premises for the purpose of the lease”.

Section 25.5:	The words “charge the Lessee and the Lessee agrees that” will be deleted.

Section 25.11:	There is nothing in this section that will prevent reasonable and proper access to and from the leased premises, and/or to prevent reasonable muse of parking places intended for the use of the Lessee according to this agreement.
Miscellaneous
1.	Instruction Regarding Parking

Beginning from the delivery date, the Lessee will be entitled to use 35 (thirty five) parking places in the building’s parking lot marked with the Lessee’s name, for the duration of the period of lease. From these 35 above mentioned parking places, the Leaser is entitled to allocate 8 places as “consecutive double parkings” (4 pairs).

The Leaser will place at the Lessee’s disposal suitable means of entry to the parking lot, from this date on, and that for 30 parking places the Lessee will not be charged fees for their use (with the expectation of municipal tax applicable on the Lessee) and for 5 remaining parking places, the Lessee will pay the Leaser parking fees for the amount of US$35 per place (a total of US$175) per month, calculated according to the fundamental dollar rate, with the lawful addition of VAT. The Leaser has the right to change the location of the said parking places from time to time only that the parking places are located as far as possible in consecutive segments, but for no more than 5 times for each period of lease and subject to the issue of notification to the Lessee, at least 60 in advance.

2.	Protected Areas
a.	The Lessee will be entitled to use the 2 protected areas located within the boundaries of the leased premises (hereinafter: “the PA’s”).

b.	The Lessee confirms that he is aware that according to instructions of the law the PA is intended to serve the public in cases of emergency, and that the PA has a separate direct entrance from the public areas.

c.	The Lessee undertakes to meet all these instruction and demands of law, including Civil Defense and Home Front Codes, concerning the PA, including the permitted internal construction of the PA, PA vacation dates during times of emergency and such like.

d.	In any case the Lessee will not utilize the PA for the principal purpose as defined in section 9.(b) of the Planning and Building Codes (calculation of area and construction percentages for plans and permits), 5752 – 1992, and that the Lessee will not have any claims and/or suits and/or demands due that mentioned, and any thing connected with this, including a one time demand from the authorized authorities for vacation of the PA.

e.	The Lessee undertakes to maintain the PA in good working order at all times to be uses as a PA according to instruction of the law and authorized authority, as is from time to time and to allow the general public use of the PA in times of need. The keys for the public entry to the PA will be held by the Management Company and/or the Leaser.
3.	Protected Areas
a.	It is agreed that in case that during the period of lease if the leaser should negotiate with any third party regarding the lease of the gross area of 231sqm adjacent to the leased premises whose boundaries are marked in blue on the plans attached to the contract as an Appendix C (hereinafter: “The Additional Area”), in full or in part, that the Leaser will not to enter into a contractual agreement with any said third party unless the Lessee has been given notification of the existence of negations, in any stage whatsoever during the negations (hereinafter: the Leaser’s Notification”).

b.	The Lessee has the right within 10 only, from the date of the Leaser’s notification, to inform the Leaser of his wish to lease the additional area (in its entirety) and this done by unreserved or unconditional written notification or has not delivered any message in this aforementioned time, will be considered as the Leaser’s notification concerning his non desire to lease the additional area.

c.	If the Lessee chooses to leaser the additional area and delivers a notification for such as required above, the Lessee will lease the additional area in accordance with the conditions of the contract and its appendixes when:
(1) The period of lease will begin from the date of populating of the additional area or within 4 calendar months from the date of issue of the Lessee’s notification, according to the earlier of the two.
(2) The Lease fees, the management fees and the negotiations fees for the first three months for the additional area will be paid with the issue of Lessee’s notification.
(3) The indemnity according to section 4.2 of Appendix A of the contract, for the additional area, will be calculated according to 40% of the construction budget for the additional area in case of the termination of the lease at the end of the third year of the period of lease for the additional area or according to 20% of the construction budget for the additional area in case of termination of the lease after the fourth year of release period for the additional area, calculated according to the fundamental dollar rate and linked to the fundamental index, with the addition of VAT.
(4) The number of parking places that the lessee will be entitled to for the additional area is 6 (no payment for parking, except for municipal taxes only).
(5) It is made clear that the additional area does not include a PA.
4.	Protected Areas
a.	“The Leased Premises” — for the purpose of this contract, means the gross floor area of the leased premises including the area of the pillars, internal walls, the full width of the external walls (concerning the area of common walls with the leased premises and other leased premises in the structure, only half of the area on which the walls are built will be taken into account), shafts, stairwells, kitchenettes, storage areas and toilets, empty spaces and galleries or second floor within the leased premises, and to the total calculated said area and additional area will be added to the leased premises for the use of the common use made in the public areas.

b.	“The Public Areas” — are all the areas within the boundary of the building including all the additional structures to be added on from timer to time, also the roofs, passageways, entrances and exits, the areas of service rooms, interior walkways and/or service corridors, service rooms, technical areas such as electrical, HVAC and systems rooms, loading and unloading areas, elevators and stairs within the boundaries of the structure intended for or are actually used by the general public and also the protected areas and bomb shelters, and all but the expectation of the areas intended for leasing and/or have actually been leased by the leaser.

The Leaser	The Lessee

Appendix B – Floor Plan

Appendix C – Third Floor

Appendix E
Confirmation of drawing up of Lessee’s Insurance
To:
Af Sar Ltd.
4 Hahoresh St., Yahud

Re:	Confirmation of the drawing up of employers’ liability insurance, third party liability, property insurance and loss-of-profits insurance
We hereby confirm that we have drawn up the following insurance policies between you and Topspin Medical (Israel) Ltd. (hereinafter “the lessee”) pertaining to the property which was rented by the lessee in “Global Park”, the business village in Lod, for the period beginning on ..... and concluding on .....
a.	Lessee’s liability insurance towards its employees and/or all those employed by it and on its behalf in accordance with the Torts Ordinance (new version) and/or in accordance with the damaged goods liability law – 1980, pertaining to death and/or bodily harm caused to any employee as the result of an accident or illness contracted during or as a result of his work, with a liability limit of $5,000,000 (five million US dollars) to each injured person for a single event and as the total sum for every year-long period of the insurance.

The aforesaid insurance is subject to any limitation regarding hours of work, working in altitude or in depth, contractors, sub-contractors and their workers, baits and toxics and regarding the lawful employment of young people.
The aforesaid insurance has been extended to indemnify the lessor in case he is deemed to be the employee of the lessee’s workers, or any of them.

b.	Third party liability insurance — lessee’s liability insurance towards the lessor and/or the management company and/or any third party, in accordance with the laws of the State of Israel within a liability limit that is not less than the amount in NIS equivalent to $1,000,000 for a single event and for the total amount for a year-long insurance period.

The aforesaid insurance is not subject to any limitation pertaining to liability arising out of fire, panic, explosions, lifting gear, any harmful substance in food and drink,

damaged synthetic implements, strikes or lock-outs and claims from the National Insurance Institute.

The aforesaid insurance has been extended to cover lessor’s liability for any act of commission and/or omission by the lessee.

C1.	Property insurance – insurance covering the contents of the rented property and any other property in the possession of and/or under the responsibility of the lessee including any repair, alteration, improvement, refurbishment or addition to the rented property that was and/or will be carried out by the lessee and/or by those acting on his behalf at their determined value and against the following risks: fire, smoke, lightning, explosions, earthquakes, storms, gales, floods, moisture damage, damage caused by any aircraft or by supersonic boom, collisions, strikes, riots, deliberately-caused damage and burglaries.

C2.	Insurance against loss of profits by the lessee due to damage caused to the rented premises and/or to its contents by any of the risks insured as aforesaid, for a period of indemnification not less than 12 months.

C3.	The insurance categories specified in clauses G-1 and G-2 above include an explicit condition under which we waive any surrogation right towards the lessor and/or any person acting on his behalf and towards any owners and/or lessees and/or tenants to the property, subject to compliance with the corresponding clause in their insurance policies.

The aforesaid clause regarding waiver of the right to surrogation shall not apply where it would benefit any person who caused damage out of deliberate and willful intent.

D.	In the insurance categories specified above and in clauses a – c it is stated explicitly that these insurance categories take precedence over any insurance whatever entered into by the lessor.
We confirm that the above insurance items will not be annulled or diminished during the period of the lease without your being given sixty days advance written notice thereof, sent by registered mail.

Subject to the terms of the insurance policies and their provisions, insofar as they are not amended by this document.

Sincerely
.......... the Insurance Company Ltd.
by..........

Signatory’s name and position

Efshar Ltd. (- )	Topspin Medical (Israel) Ltd.
( - ) A.M.

Appendix E-1
Confirmation of drawing up of insurance on work under construction
To: Af-Sar Ltd.
4 Derech Hahoresh, Yahud
Re: Confirmation of drawing up of insurance on work under construction
We hereby confirm that we have drawn up for Topspin Medical (Israel) Ltd.) (hereinafter “zhe lessee”) insurance on work under construction as specified below, for work on the premises rented by the lessee in the business village in Lod, the “Global Park” (hereinafter: “the rented property”) for the period beginning on ... and ending on ... This insurance policy has been drawn up on behalf of the lessee, contractors and sub-contractors of the lessee, the lessor and the management company (hereinafter, jointly: “the insured persona” (?) ) and includes the following insurance categories:
1.	All-risk insurance that covers the full value of all the jobs being implemented as well as repairs, refurbishments, improvements, alterations and extensions carried out on the rented property, and insurance on property adjacent to the property on which these jobs are being carried out, at an amount not less than $250,000 (two hundred and fifty thousand US dollars) per event and for a yearlong insurance period. This chapter includes a clause regarding waiver of surrogate towards the lessor, the management company and/or anyone acting on their behalf and towards tenants and/or holders in the building, their employees, the managers of the aforesaid whose insurance includes a corresponding clause regarding waiver of the right to surrogation towards the lessee, for any damage whatsoever caused by them, provided that the waiver of right to surrogation does not benefit a person who willfully caused damage by deliberate intent.

2.	Third-party liability insurance within a liability limitation that is not less than $1,000,000 (one million US dollars) per event and for the period of the insurance.

This clause includes the lessor and the management company as additional insurees, subject to the cross liability clause under which the insurance is deemed to be as though it had been drawn up separately for each individual of the insured party.

3.	Employers’ liability insurance on liability towards all the workers, sub-contractors and employees of the sub-contractor employed in carrying out the work within the limits of the liability that shall be not less than $ 5,000,000 (five million US dollars) per event and for the year-long period of insurance.

This insurance does not include any limit in regard to contractors, sub-contractors and their employees or in regard to hours of work and employment of youth. The insurance has been extended to indemnify that lessor and/or the management company insofar as they are deemed to be the employers of the lessee’s workers, or of any of them.
We hereby confirm that these insurance policies take precedence over any insurance that was drawn up by the lessor and/or the management company. We furthermore undertake to see to it that the insurance and the policy shall not be reduced or annulled or expire unless you have been given 60 days advance written notice, sent by registered mail.
Subject to the conditions of the insurance policy and its provisions, insofar as they have not been amended by this document.
Sincerely
..........Insurance Co. Ltd.
by ..........
(Name and position of the signatory)
Topspin Medical (Israel) Ltd.
( - ) A.M.

APPENDIX G
RULES ON THE PROVISION OF ELECTRIC SERVICES
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1.	Introduction

This appendix sets out the mutual commitments of the parties to the agreement with regard to the provision of electric services for the premises.

The terms listed below shall have the following definition herein.

The Agreement:	The rental agreement signed between the Landlord and the Tenant on ...... , including its company and/or persons on their behalf; appendices;

The Landlord:	The person whose details appear in the agreement as the landlord, including the managing

The Tenant:	The person whose details appear in the agreement as the tenant;

The Engineer:	An electrical engineer or licensed electrician in charge of the electric facilities of the building.

The Premises:	The area rented by the Landlord to the Tenant under the agreement;

The Building:	Building A2 of the Global Park project in Lod, where the premises are located;

Electric Services:	The delivery of electricity, maintenance of electric facilities to be installed in the building and on the premises by the Landlord, insurance of the said electric installations, operation and maintenance of electric control systems in the building and its installations, with the exception of electric facilities installed on the premises by the Tenant.
2.	General
a.	All electric services for the premises shall be provided by the Landlord.

b.	The billing of the Tenant for the delivery of electric services shall be according to the reading of an electric meter which shall measure the supply of electricity to the premises, plus charges for the use of joint electric facilities, insurance of electric facilities, maintenance of electric facilities etc., everything as stipulated herein below in this appendix.

c.	The Tenant hereby declares and undertakes that it shall only use the electric power services provided by the Landlord and shall avoid approaching the Israel Electric Corp with any request for installation of a separate meter and/or separate and/or direct supply of electricity and/or direct payment to the Electric Corp.; and the Tenant shall bear all losses sustained by the Landlord in such case. Nothing in the foregoing shall affect the right of the Electric Corp. to connect the Tenant directly to the electric grid or the electric supply system of the Electric Corp., everything at the some discretion of the Electric Corp. in coordination with the Landlord.

The Tenant shall have no grounds for any claim against the Electric Corp. for failure to supply electric power and/or for faults in the said supply, including matters related to electronic or other equipment installed by the Tenant, if at all, on the premises; the Tenant further undertakes to indemnify the Electric Corp. and keep it harmless from any expense and damage caused as a result of any claim related to the foregoing matters and filed by any person invited by or acting on behalf of the Tenant.

d.	The Landlord shall provide the Tenant with electric services for the premises, the nature of the use of electricity on the premises proper being at the discretion of the Tenant subject to the provisions of any law and/or rule concerning electricity and the use thereof, and also subject to the other provisions of this appendix.
3.	Charge of Payments

The Landlord may from time to time establish any payment due by the Tenant, at its sole discretion, the charge to which a paid amount is to be assigned. It is stipulated for the sake of clarity that pending a notice to the contrary by the Landlord to the Tenant, any payment made by the Tenant hereunder, including the appendices hereto, shall be assigned first to service fees, then to maintenance fees, then for electricity, and finally for the other expenses, in the indicated sequence.

4.	Inspection of Electric Facilities on the Premises

a.	The Landlord may at any reasonable time and without prior notice enter the premises and inspect all electric facilities thereon with reference to their safety and compliance with accepted electrical standards.

b.	If in the opinion of the engineer a particular electric facility installed on the premises may cause damage to the general electric power supply system of the building and/or constitutes a safety hazard and/or does not comply with accepted safety standards and/or burdens the electric power system to an extent that may disturb the system, the engineer may demand a repair and/or replacement and/or modification of the facility, and the Tenant shall apply all the required measures within 14 days.

c.	The Tenant shall be liable for any damage caused to electric equipment and/or facilities on the premises and/or of the electric system outside the premises as a result of operation of an electric facility in a faulty condition as stated hereinabove.
5.	Alterations of and Additions to the Electric System

The Tenant may not introduce any expansions and/or modifications and/or additions of the electric supply facilities provided to the premises, and the Landlord shall be entitled to disconnect and/or remove forthwith any such expansion, modification, addition etc. introduced without the Landlord’s consent. Such disconnection and/or removal shall take place at the expense of the Tenant without prejudice to the Tenant’s liability for any damage caused to the power supply facilities as a result thereof. Any necessary modification, expansion and/or addition affecting the electric facilities as required by the Tenant in addition to the content hereof are subject to prior written consent by the Landlord, and shall be paid for by the Tenant.

6.	Access to and Handling of Electric Facilities
a.	The Tenant shall allow access for every competent person on behalf of the Landlord at any reasonable time to any electric facility on the premises for the purpose of inspection, control, installation, repair, replacement of defective parts, removal, dismantling, assembly etc. works that are necessary in the opinion of the Landlord with regard to electric facilities that supply electric services to the premises.

b.	For the performance of the aforementioned works the Landlord shall be entitled to temporarily disconnect the supply of electricity to the premises on the provision that such disconnection shall be of reasonable duration with reference to the kind of work on the premises.

c.	The Tenant shall cause the removal or displacement of any facility that obstructs the access to the works contemplated hereinabove.
7.	Ownership Rights

Any tool, instrument, accessory and other equipment related to the electric supply services and installed by the Landlord constitute the exclusive property of the Landlord regardless of whether or not the Tenant shall have participated in the expenses for their purchase and/or installation and/or connection.

8.	Liability for Property of the Landlord
a.	The Tenant may not perform any work whatsoever affecting tools, accessories or other equipment belonging to the system for supply of electricity to the premises, except with prior written consent by the Landlord for performance of such works by a party other than the Landlord.

b.	The Tenant shall be liable for the safekeeping and integrity of the entire equipment referred to above for the entire duration of the rental and/or use of the premises, and it shall be liable to the Landlord for any damage caused to the said equipment except one due to reasonable wear and tear in the course of normal operation of the equipment.
9.	Delivery of Electricity

The Tenant is not entitled to supply and/or sell electricity and/or provide any of the electric services provided by the Landlord, for a consideration or otherwise except in case of delivery of electricity on the premises to a permissee and to other possessors under the agreement.

10.	Restriction of the Landlord’s Liability in Case of Electricity Outage
a.	The Landlord may interrupt or restrict the supply of electric services to the premises and to other parts of the building in the following cases:

(1)	In any case of outage or restriction of the electric supply resulting from an internal fault and/or one external to the central electric supply system of the building, such as national or district outage originating in the Electric Corp. grid or the internal electric network of the building.

(2)	In any case of risk of property damage or bodily injury.

(3)	In any other case on instructions by the engineer for interrupting the power supply.
b.	Whenever possible, the Tenant shall be notified of an expected power outage, in a manner to be determined by the Landlord.

c.	The Landlord shall not be liable for any damage incurred by the Tenant as a result of electric power outage in the cases enumerated above and/or in any other instance over which the Landlord has no control.
11.	Unexpected Changes

In the event of a law, regulation, ordinance or other action by a governmental or other competent authority necessitating any changes in the system for delivery of electricity to the premises in the opinion of the Landlord, the Landlord shall perform the said changes and the Tenant shall have no grounds for any objection and/or claim in connection with the foregoing; the Tenant shall bear the expenses involved in such works.

12.	Determination of the Electric Power Consumed on the Premises
a.	The electric power consumed on the premises constitutes part of the components for which the Tenant shall pay usage fees in consideration of the supply of electric services.

b.	The amount of electric power (in kWh) consumed by the Tenant on the premises shall be measured by means of a separate meter installed in the electric meters bay of the building and/or at such other place as determined by the Landlord in the building.

c.	The meter shall be read by competent employees on behalf of the Landlord or by computerized electronic means, and it shall constitute absolute evidence of the consumed amount of electric power.

d.	In the event of the meter having functioned incorrectly over a certain period of time or not having functioned at all as a result of a fault or other reason, or the Tenant having consumed electricity in a manner bypassing the meter or in a manner contrary to the agreement or this appendix, the Landlord shall calculate the amount of consumption during the respective time period by way of estimation according to the consumption rates of preceding periods, or should this prove unfeasible, by comparison with the consumption at similar businesses in the building.

e.	In the event of objection by the Tenant about the estimate made by the Landlord, the matter shall be resolved by the engineer, whose ruling shall be binding and final.

f.	In any other case where the Tenant objects against the calculation of electric power consumption on the premises, its claim shall be examined by competent employees on behalf of the Landlord, and in the event of any inaccuracy of calculation for a reason beyond the control of the Tenant, the calculation shall be corrected and the Tenant shall be credited and/or debited accordingly depending on the correction.

g.	In any case of examination being conducted at the request of the Tenant as aforesaid and yielding an outcome that refutes the Tenant’s position, the entire equipment installed by the Landlord having been found to operate properly, the Tenant shall be charged with the expenses for the examination in a sum to be determined from time to time by the Landlord.
13.	Discontinuation of Electric Services During the Rental Period
a.	In the event of fundamental breach of the agreement, including in particular a failure of the Tenant to pay the due rent, the Landlord may disconnect the electric power supply to the Tenant after serving a written warning.

b.	In case of such disconnection of the electric supply, all the involved costs, losses and damage resulting therefrom shall be paid by the Tenant.

14.	Discontinuation of the Electric Services on Expiry of the Rental Period

On assuming possession of the premises by the Landlord following the vacation thereof by the Tenant on expiry of the rental period or following any other instance wherein the Tenant vacates the premises and discontinues the use thereof, regardless of whether in compliance with this agreement or following a breach hereof, the meter connected on the premises shall be read and its reading recorded. The said reading shall serve for a final settlement of accounts between the parties with regard to the payment due by the Tenant to the Landlord for the delivery of electric services.

15.	Payment for the Provision of Electric Services
a.	The payment due by the Tenant to the Landlord for the delivery of electric services shall be in accordance with the Israel Electric Corp. tariff for low voltage electricity.

b.	The Tenant shall pay to the Landlord the cost of use of electric services as provided above, according to an invoice to be submitted to the Tenant once a month.

c.	The payment for the supply of electricity shall be collected together with the rent and/or managing fees and in the manner in which the managing fees and/or rent are collected, or by direct payment to the bank account of the Landlord and/or the managing company, as announced from time to time on the respective invoices, at times to be announced by the Landlord, everything in accordance with instructions to be given by the Landlord at its sole discretion.

d.	The bank guarantee and any other surety deposited b y the Tenant with the Landlord and/or the managing company on signing this contract shall serve as sureties for payment of the amount due by the Tenant to the Landlord for the delivery of electric services for the current billing period and as surety for the Tenant’s obligation to safeguard the electric equipment placed at its disposal by the Landlord; and the Landlord may at its sole discretion use the guarantee and/or any part thereof and/or any other surety for covering any amount due by the Tenant to the Landlord for the use of electric services. In the event of the Landlord having so consumed the guarantee or part thereof, the Tenant shall on first demand restore and/or replenish the missing amount of the guarantee. Nothing in such use of the guarantee shall prejudice any other right of the Landlord under law or pursuant to this contract with appendices.
16.	All facilities, installations, systems etc. related to the delivery of electric services to the building generally and the premises in particular shall be designed in the best practice of skilled professionals on behalf of the Landlord in terms of quality, quantity, size, nature etc., everything as established by the said professionals.

Appendix H
Wording of Bank Guarantee
Attn:
Af – Sar Ltd.
Derech Hachoresh 4
Yahud
Dear sir or Madam,
Re: Bank Guarantee
As per                      request (hereinafter: “The Lessee”) we are hereby liable and guarantee you on behalf of the Lessee for payment of all amount within the limits of                      NIS, and this amount being linked to the Consumers price Index (including fruit and vegetables) as published by the Central Bureau of Statistics, and the Fundamental Index being the Index for the month of                      in the year                      (hereinafter: “The Amount of Guarantee”), and all for the purpose of securing the Lease Contract drawn up between the Lessee and yourselves in the “Global Park Project” in Lod.
We hereby undertake to immediately pay any amount demanded by you within the limits of the amount of guarantee according to your first written notification, and by no later than two working day following receipt of notification, and without any need on your part to establish or prove the your demand.
You will be entitled to demand from us payment of the amount of guarantee in its entirety or to demand from us from time to time amounts on account of the amount of guarantee, in which case following all payment the guarantee will remain valid concerning the balance of the amounts of guarantee, inasmuch that the total amounts demanded will not be excess of the amount of guarantee.

This guarantee will be valid in full till the date of                      at 12, noon inclusive, and any demand made accordingly must be delivered to us by no later than the above mentioned date.

Bank
A 79 Bank Guarantee

Appendix I
Execution of the Interior Adjustments by the Lessee
Within 3working days of from the date of approval of the following Lessee’s plan for execution, and subject to the preconditions for such (insurance approvals, securities, and such forth), the leased premises will be place at the Lessee’s disposal in its current as is situation (hereinafter: “Commencement of the Works”) in order for the Lessee to execute and at his expense, all the necessary works for the interior adjustment of the leased premises to meet his needs including carpentry work to the interior of the leased premises (hereinafter: “The Lessee’s Works”) for which the Leaser will participate in the costs for the execution of the Lessee’s works (“construction budget”), according to that determined in the lease agreement.
The construction budget as defined in the lease agreement will be paid to the Lessee on the following date:
(A)	An amount in NIS equal to 50% of the construction budget with VAT being added in accordance with the law, will be paid to the Lessee subject to and following the construction of plasterboard walls in the leased premises (one panel), against a legal invoice, following the inspection of actual execution against submitting copies of the contractors accounts for the execution of the for an amount not be less than the said amount, and in any case, by no later than 60 days after the date of the signing of the contract.

(B)	An amount in NIS equal to 50% of the construction budget with VAT being added in accordance with the law, will be paid to the Lessee on a Current + 60 days basis, following the completion of execution of the Lessee’s works in the leased premises and the occupation of the leased premises by the Lessee, against an inspection of the actual works, and against the submitting of additional accounts for the execution of works for an amount not less than the said amount following receipt of confirmation for the absence of claims by the Lessee against the Leaser (concerning the construction budget and Lessee’s works) signed by the lessee, and against the Lessee’s tax invoice, written in the name of the Leaser.

2

All eh amounts in this section will be calculated according to the known dollar rate of exchange at the time of the signing and will be linked to the said fundamental index.
It is made clear that and tardiness in execution and/or completion of the Lessee’s works will not delay the commencement of the lessee’s payments according to this contract.
1.	The Lessee’s works will be executed by the Lessee and at his expense to a high quality engaging authorized contractors, all according solely according to building and architectural plans and quantities list, the specifications and plans and systems, thga were approved in advance and in writing by the Leaser (hereinafter: “The Lessee’s Plans”).
2.	The duration of the execution of the Lessee’s works will be done in full coordination with the Leaser and updating him with all the fundamental details. Modifications to the Lessee’s plans and/or to the specifications will not be done until having been approved by the Leaser and will be approved prior to their execution and will not be executed until having been said approved. Especially, and without derogating from the above mentioned generalities, it is hereby emphasized, that any modification and/or damage done to the building’s cladding, including the result of drillings and/or openings or such like, will not be executed by the Lessee.
3.	The Lessee undertakes that his contractors, who execute the Lessee’s work, to the leased premises, will be authorized and legally registered contractors. The Leaser will not object to the Lessee’s choice of contractors except for reasonable and practical reasons. The Lessee further undertakes that all the materials intended for execution of the Lessee’s works will be of a suitable type and quality that corresponds with up to date Israeli standards.
4.	No responsibility will be borne by the Leaser for the Lessee’s works, and the Lessee will be solely responsible for all matters relating to the execution of the Lessee’s works, including responsibility for all damages to

3

property and body as made against any third party, to the Leaser’s property and/or to the Lessee’s property and/or to any third party. Likewise, he will be responsible for the quality of materials and the Lessee’s works, including the execution of the Lessee’s works according to plans and their execution according to all laws solely applicable to the Lessee, and the Lessee himself will be responsible for the inspection of all repairs, at his expense, as required.
5.	The Lessee undertake to carry out keep valid for the duration of the period of execution of the Lessee’s works, an appropriate insurance policy to insure all risks as acceptable in the execution of such type of the Lessee’s works and will deliver to the Leaser a confirmation of the taking out of insurance on the construction works, in a wording as determined in Appendix E-1 of the contract. Prior to the commencement of execution of the Lessee’s works and prior to the insertion of any equipment whatsoever by or for the Lessee into the leased premises.
6.	Without derogating from the Lessee’s responsibility according to the contract, and without imposing any responsibility whatsoever on the Leaser, the Leaser, though his representative, will have the right to enter the leased premises any time during the execution of the Lessee’s works, in order to ensure the observation of all instruction of the contract by the Lessee, including the inspection of quality of material used by the Lessee in the execution of works and the execution of the works according to approved plans. If the Leaser should however discover that the Lessee is not explicitly fulfilling the instructions of the contract, through his field representative, to execute an action imposed upon the Lessee according to the instructions of the contract.
7.	Without derogating from the above, mentioned in any other place in this contract, the Lessee hereby specifically declares that he is solely and singly responsible to obtain any license and/or permit and/or approval for the execution of the Lessee’s works, and that he undertakes to execute all the

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Lessee’s works and to supervise them according to the contract and instructions of all laws. Any Approval or confirmation as far as the Leaser grants the Lessee, will be valid solely subject to the instruction of all laws.
8.	All parties undertake to execute the works imposed on it according to the contract in a manner that will prevent as far as possible to minimize any interruption and/or to delay their receipt by the other party executing works in the structure and/or development works and/or works to areas adjacent to the leased premises. All parties agree to undertake to coordinate their works with the other party’s contractor, and to take all reasonable measures to prevent and/or to minimize any interruption and/or delay as mentioned.
9.	During the execution of the Lessee’s works and following their completion, the Lessee will himself vacate and at his own expense refuse of all kinds, including construction refuse, aid materials, remains, remains of packaging and such like, all to a legally authorized disposal site.
10.	It should be made clear that the Lessee must take care to ensure that his contractors, executing the lessee’s works, will execute inspection repairs, including according to all laws, for all of the Lessee’s works within the structure.